EXHIBIT 10.1
REAL ESTATE PURCHASE AND SALE AGREEMENT
     THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of October 20, 2006 by and between CLSB I, LLC, a Delaware limited liability company (the “Seller”), having an office c/o Lyme Properties LLC, 101 Main Street, 18th floor, Cambridge, MA 02142 Attn: Robert L. Green and BioMed Realty, L.P., a Maryland limited partnership (the “Purchaser”), having an office at 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128. CLSB II, LLC, a Delaware limited liability company (the “CLSB II Assignor”) having an office c/o Lyme Properties, LLC, 101 Main Street, 18th floor, Cambridge, MA 02142 Attn: Robert L. Green, has also executed this Agreement for the purposes set forth in the CLSB II Assignor Provisions.
     In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.1. Definitions. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meanings set forth below:
     “Actual Remaining Cost” shall have the meaning set forth in Section 2.2(b).
     “Architect” shall mean Tsoi/Kobus & Associates, Inc.
     “Architect’s Statement” shall have the meaning set forth in Section 6.1(e).
     “Asserting Party” shall have the meaning set forth in Section 11.21.
     “Assignment and Assumption Agreement” shall mean an Assignment, Assumption and Bill of Sale Agreement in substantially the form attached hereto as Schedule 8.2(e).
     “Berry Contract” shall mean that certain construction contract dated June 25, 2002 between New Blackfan LLC (predecessor in interest to Seller) and Contractor, as amended.
     “BIDMC” shall mean Beth Israel Deaconess Medical Center, Inc., a Massachusetts corporation.
     “BIDMC Letter of Credit” shall mean that certain Letter of Credit issued by Bank of America in the stated amount of $28,800,000.00 as Letter of Credit No. 68006542, issued under the Turnkey Garage Agreement.

     “BIDMC P&S” shall mean that purchase and sale agreement between BIDMC and Lyme Properties LLC, predecessor in interest to Seller, dated as of November 22, 2002, as amended.
     “Brokerage Agreements” shall mean the lease brokerage agreements listed on the attached Schedule 7.2(b)(iv)-4.
     “Business Day” shall mean any day of the week other than Saturday, Sunday, or a day on which banking institutions in Boston, Massachusetts are obligated or authorized by law or executive action to be closed to the transaction of normal banking business.
     “Certificate” shall have the meaning set forth in Section 6.1(g).
     “Children’s Hospital Self-Help Security” shall mean the rights of the CLSB II Borrower to the BIDMC Letter of Credit as set forth in that certain Pledge and Security Agreement dated August 14, 2006, between CLSB II Borrower, Seller and CLSB II Assignor, which rights are subject to that certain Intercreditor Agreement dated as of August 14, 2006, between CLSB II Borrower, Anglo Irish Bank Corporation plc, Seller and CLSB II Assignor.
     “Claim” shall have the meaning set forth in Section 10.6.
     “Claim Period” shall have the meaning set forth in Section 7.3(d).
     “Closing” shall mean the consummation of the purchase and sale of the Property and the assignment of the CLSB II Purchase Money Loan pursuant to the terms of this Agreement.
     “Closing Date” shall mean November 17, 2006, as such date may be extended in accordance with express extension provisions of this Agreement.
     “Closing Statement” shall have the meaning set forth in Section 8.4(i).
     “CLSB II Assignor Provisions” shall mean those Sections of this Agreement making specific reference to CLSB II Assignor.
     “CLSB II Assignor’s Estoppel Certificate” shall have the meaning set forth in Section 6.1(h).
     “CLSB II Borrower” shall mean Longwood Research Institute, Inc., a Massachusetts non-profit corporation, the borrower under the CLSB II Purchase Money Loan.
     “CLSB II Mortgage” shall have the meaning set forth in Section 6.1(m).
     “CLSB II Purchase Money Loan” shall mean that certain loan from CLSB II Assignor, as lender, to the CLSB II Borrower, as borrower.
     “CLSB II Purchase Money Loan Documents” shall mean the documents evidencing the CLSB II Purchase Money Loan, which documents are listed on the attached Schedule 7.2(e)(i).

     “CLSB II Title Policy” shall have the meaning set forth in Section 6.1(m).
     “Code” shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations issued thereunder.
     “coming due” shall have the meaning set forth in Section 6.4(c).
     “Condemnation” shall have the meaning set forth in Section 6.3(a).
     “Confidential Information” shall mean all information concerning the Property, the CLSB II Purchase Money Loan, the Leases and Seller, excluding information that is available to the general public from sources other than disclosure by Purchaser or its agents in violation of this Agreement.
     “Construction Agreements” shall mean the Berry Contract and the TKA Contract.
     “Construction Personal Property” shall mean materials or other items used in connection with the construction of the Project that are or will become the property of Seller.
     “Contract Substantial Completion Date” shall have the meaning set forth in the Contractor’s Statement.
     “Contractor” shall mean William A. Berry & Son, Inc.
     “Contractor’s Statement” shall have the meaning set forth in Section 6.1(d).
     “Cross Easement Agreement” shall have the meaning set forth in Schedule 4.1.
     “Damage Cap” shall have the meaning set forth in Section 10.4.
     “Deed” shall mean a quitclaim deed from Seller to Purchaser in the form attached hereto as Schedule 8.2(a).
     “Defending Party” shall have the meaning set forth in Section 11.21.
     “Deposit” shall have the meaning set forth in Section 3.1.
     “Disputed Architect Claims” shall have the meaning set forth in the Architect’s Statement.
     “Disputed Contractor Claims” shall have the meaning set forth in the Contractor’s Statement.
     “Due Diligence Materials” shall have the meaning set forth in Section 5.2.

     “Effective Date” shall mean the date of this Agreement.
     “Environmental Laws” shall have the meaning set forth in Section 11.19.
     “eRoom” shall have the meaning set forth in Section 5.2.
     “Escrow Agent” shall mean the Title Company.
     “Hazardous Materials” shall have the meaning set forth in Section 11.19.
     “Lease Expenses” shall mean the Seller Lease Expenses and the Purchaser Lease Expenses.
     “Leases” shall mean the leases listed on the attached Schedule 7.2(b)(iv)-1.
     “Listed Permits” shall mean the licenses, permits, approvals, certificates and entitlements listed on Schedule 7.2(b)(iv)-6 attached hereto.
     “Major Event” shall have the meaning set forth in Section 6.3(a).
     “Miscellaneous Consultant Agreements” shall mean the contracts and agreements that are listed on the attached Schedule 7.2(b)(iv)-2.
     “Miscellaneous Consultant Consent” shall mean an agreement in the form attached as Schedule 5.5(a).
     “Major Line Item” shall have the meaning set forth in Section 2.2.
     “Net Proceeds” shall have the meaning set forth in Section 6.3(a).
     “New Lender” shall mean any lender or lenders (or any agent on their behalf) providing financing to Purchaser in connection with the transactions contemplated herein.
     “Other Matters” shall mean the contracts and matters that are listed on the attached Schedule 7.2(b)(iv)-3.
     “Permits” shall mean any licenses, permits, approvals, certificates or entitlements issued in connection with the Project, including the Listed Permits.
     “Permitted Assignee” shall mean, with respect to Purchaser, any New Lender or any permitted assignee under Section 11.3, and with respect to any New Lender, any Person eligible to be an assignee of the New Lender’s interests under the documents entered into by Purchaser and New Lender with respect to the financing of the transactions contemplated herein.
     “Permitted Exceptions” shall mean: (a) all matters shown on the Title Commitment (other than Seller Mortgages) or the Survey, except for those matters (other than any matter that would otherwise constitute a Permitted Exception under this definition) as to which, in accordance with Section 4.1: (i) Purchaser makes a written objection on or before the expiration of the Study Period; and (ii) Seller elects to use reasonable efforts to cure; (b) if Purchaser fails to obtain the Title Commitment before the end of the Study Period, all matters of public record as of the last day of the Study Period (other than Seller Mortgages); (c) all matters, whether or not of record, that arise out of the actions of Purchaser or Persons acting under Purchaser; (d) any documents evidencing the Leases, the Construction Agreements, the Miscellaneous Consultant Agreements or any Other Matters to be assigned to Purchaser under this Agreement; (e) the lien of general real estate taxes, personal property taxes and all water, sewer, utility, trash and other similar charges and assessments which are not yet due and payable; (f) any lien, encumbrance or governmental obligation which either affects solely the property of a tenant under a Lease or is the obligation of such tenant to discharge, cure or comply with; (g) all laws, regulations and ordinances restrictions including, without limitation, all environmental, use, building and zoning laws affecting the Properties or the ownership, use or operation thereof now in effect or which may be in force and effect on the Closing Date with respect to such Properties; (h) any notice of contract and (i) all matters (other than Seller Mortgages) that the Title Company is willing to insure over to the reasonable satisfaction of Purchaser without material additional premium or indemnity (other than additional premium or indemnity that Seller in its sole discretion elects to pay or give). Without limitation, Permitted Exceptions include all of the matters referred to in Schedule 4.1 attached.
     “Person” shall mean any individual, estate, trust, partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity and any unincorporated association.
     “Personal Property” shall mean all right, title and interest of Seller in all Permits (except to the extent such Permit cannot be assigned in accordance with applicable law), Reports, the Leases (including any security deposits delivered thereunder), the Construction Agreements, the Miscellaneous Consultant Agreements, the Other Matters, matters referred to in Schedule 4.1, the Brokerage Agreements, the Plans and Specifications, the Construction Personal Property and in all surveys, blue prints, drawings and other documentation for or with respect to the Project; all marketing artwork, booklets, manuals and promotional and advertising materials concerning the Project (including the www.centerforlifescience.com website and any other websites, photographs, videos or other tangible or intellectual property concerning the Project) in each case to the extent available and in the possession and control of Seller; all tenant data, correspondence with past, present and prospective tenants, vendors suppliers and utility companies in each case to the extent available and in the possession and control of Seller; such other existing books, records and documents used solely in connection with the construction or operation of the Property to the extent available and in the possession and control of Seller; all intellectual property with respect to the Property, including but not limited to, trade names and trademarks associated with the Property or by which the Property is commonly known or designated, and all claims and causes of action with respect to any of the foregoing arising from and after the Closing; provided, however, that Seller (x) makes no representations or warranties whatsoever with respect to any of the Personal Property (except as and to the extent expressly set forth in Section 7.2) and (y) Purchaser acknowledges and agrees that Seller and/or the Seller Parties may use photographs or other reproductions of the Property after the Closing for marketing or other reasonable purposes. For the avoidance of doubt, Purchaser expressly acknowledges that trademarks, trade names, copyrights or other intellectual property in and to the legal or trade names of any direct or indirect owner of Seller or Assignor, including without limitation the names “Lyme,” “Lyme Properties” and “New Blackfan” (but excluding the name “Center for Life Science”) shall not be transferred from Seller to Purchaser, nor shall the following be transferred or conveyed as Personal Property (i) any information or documents related to the transaction of which this Agreement is a part, (ii) any projections and other internal memoranda or materials, (iii) financial statements of Seller or CLSB II Assignor, appraisals, budgets, strategic plans for the Property, internal analyses and submissions relating to Seller’s obtaining of internal authorizations and the like and (iv) any attorney and accountant work product or any other materials subject to any legal privilege in favor of Seller.
     “Plans and Specifications” shall mean the plans and specifications with regard to the construction of improvements on the Real Property, a list of which is attached hereto as Schedule 7.2(b)(vi).
     “Post-Closing Escrow Agreement” shall have the meaning set forth in Section 10.5.
     “Post-Closing Escrow Funds” shall have the meaning set forth in Section 10.5.
     “Pro Forma Remaining Major Line Item Cost” shall have the meaning set forth in Section 2.2(b).
     “Project” shall mean the improvements to be constructed on the Real Property.
     “Property” shall mean the Real Property and the Personal Property.
     “Purchase Money Loan Estoppel Certificate” shall have the meaning set forth in Section 6.1(h).
     “Purchase Price” shall mean the purchase price for the Property and the CLSB II Purchase Money Loan as specified in Section 2.2(a).
     “Purchaser Lease Expenses” shall mean, collectively, any third party costs or expenses (including any brokerage fees) arising out of or in connection with (a) any of the Leases, to the extent such costs and expenses were not due and payable prior to the Closing, as the same are set forth on the attached Schedule 7.2(b)(iv)-4, (b) any extension, expansion or other right exercised by any Tenant under any Lease after the Effective Date, or (c) any new lease or Lease modification entered into with Purchaser’s prior approval as provided in this Agreement between the Effective Date and the Closing Date.
     “Purchaser Title Objections” shall have the meaning set forth in Section 4.1.
     “Purchaser’s Endorsements” shall mean the following to the extent such endorsements are generally available for real property such as the Real Property in the Commonwealth of Massachusetts: (1) owner’s comprehensive; (2) access; (3) “same as” survey; (4) subdivision;

(5) zoning 3.1; (6) deletion of standard mechanic’s lien exception and (7) deletion of creditor’s rights exception.
     “Purchaser’s REIT Entity” shall have the meaning set forth in Section 6.4.
     “Real Property” shall mean the real property described on Exhibit A attached hereto and all buildings, structures and other improvements located thereon, together with and subject to all privileges, rights, easements and appurtenances belonging to or burdening such property (including the Permitted Exceptions) and all right, title and interest of Seller, if any, in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such property.
     “Reconciliation Amount” shall have the meaning set forth in Section 2.2(c).
     “Remaining Contract Amount” shall have the meaning set forth in the Architect’s Statement.
     “Remaining GMP Amount” shall have the meaning set forth in the Contractor’s Statement.
     “Reports” shall mean any reports by any third party engineering, architectural, environmental or other like consultants regarding Hazardous Materials at the Real Property which were prepared for Seller in connection with and following Seller’s acquisition of the Real Property and are within Seller’s possession or control, including the reports listed on the attached Schedule 7.2(b)(iv)-5. The Reports are Confidential Information.
     “Restricted Period” shall mean the period commencing on the date that is two (2) Business Days prior to the expiration of the Study Period and ending on the earlier of the Closing or the termination of this Agreement.
     “Security Deposits” shall mean all security deposits delivered to Seller as landlord under the Leases.
     “Seller Lease Expenses” shall mean, collectively, any third party costs or expenses (including any brokerage fees) arising out of or in connection with any of the Leases (other than any Purchaser Lease expenses) to the extent the same are due prior to the Closing.
     “Seller Mortgage” shall mean any mortgage or deed of trust granted or assumed by Seller and encumbering the Real Property or any portion thereof or any other lien securing the payment of a liquidated sum of money voluntarily created by Seller, but shall not include the Children’s Hospital Self Help Security or any mortgage that Purchaser elects to assume at the Closing.
     “Seller Parties” shall mean Seller, CLSB II Assignor, affiliates of either of the foregoing, and each of their respective direct and indirect owners, and their respective agents, partners, officers, directors, trustees, attorneys, advisors, managers and employees.

     “Seller Representations” shall mean the representations and warranties of Seller and CLSB II Assignor expressly set forth in Section 7.2.
     “Seller’s Broker(s)” shall mean Cushman & Wakefield and Lyme Properties LLC.
     “Seller’s Estoppel Certificate” shall mean an estoppel certificate from the Seller substantially in the form attached as Schedule 6.1(c).
     “Seller’s Title Election Period” shall have the meaning set forth in Section 4.1.
     “Statements” shall mean, collectively, the Contractor’s Statement and the Architect’s Statement.
     “Study Period” shall mean the period commencing on the Effective Date of this Agreement and ending at 5:00 p.m. East Coast time on November 3, 2006.
     “Survey” shall have the meaning set forth in Section 4.1.
     “Surviving Obligations” shall mean all obligations of a party which by their terms expressly survive the Closing or termination of this Agreement.
     “TAPA” means that certain Transportation Access Plan Agreement between the City of Boston Transportation Department and New Blackfan LLC (predecessor in interest to Seller) for Blackfan Research Center Project dated July 13, 2004, as amended.
     “Tenant Estoppel Certificate” shall have the meaning set forth in Section 6.1(c).
     “Tenants” shall mean the tenants under the Leases.
     “Tenant’s Remaining Base Building Change Order Reimbursements” shall have the meaning set forth in Schedule 6.1(c).
     “Tenant’s Remaining Base Building Design Change Reimbursements” shall have the meaning set forth in Schedule 6.1(c).
     “Threshold Amount” shall have the meaning set forth in Section 10.1.
     “Title Commitment” shall mean a commitment in customary form evidencing the Title Company’s commitment to issue the Title Policy to Purchaser.
     “Title Company” shall mean the Boston, Massachusetts office of Stewart Title Guaranty Company, having an address of 99 Summer Street, 2nd Floor, Boston, Massachusetts 02110, Attention: Marie Franco, Esq.
     “Title Cure Cap” shall mean Four Hundred Thousand Dollars ($400,000).

     “Title Objection Notice” shall have the meaning set forth in Section 4.1.
     “Title Policy” shall mean an ALTA Owner’s Policy of title insurance, with extended coverage (i.e., with ALTA General Exceptions deleted), dated as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions and including the Purchaser’s Endorsements.
     “TKA Agreement” shall mean that certain Agreement between Owner and Architect dated as of December 30, 2003 between New Blackfan LLC (predecessor in interest to Seller) and the Architect, as amended.
     “Turnkey Garage Estoppel” shall mean an estoppel certificate from BIDMC substantially in the form attached hereto as Schedule 5.5(b).
     “Turnkey Garage Agreement” shall mean that certain Blackfan Research Center Turnkey Garage Agreement dated as of June 24, 2005 between BIDMC and Seller.
     “Update” shall have the meaning set forth in Section 7.3(c).
     “Update Termination Period” shall have the meaning set forth in Section 7.3(c).
     “Updated Certificate” shall have the meaning set forth in Section 6.1(j).
     “when due” shall have the meaning set forth in Section 6.4(c).
ARTICLE 2
Agreement: Purchase Price
     Section 2.1. Agreement to Sell and Purchase. Subject to the terms and provisions hereof, Seller agrees to sell the Property to Purchaser and CLSB II Assignor agrees to sell CLSB II Assignor’s interest as lender under the CLSB II Purchase Money Loan to Purchaser, and Purchaser agrees to purchase the Property and the CLSB II Purchase Money Loan from, respectively, Seller and CLSB II Assignor.
     Section 2.2. Purchase Price. (a) The purchase price for the Property and the CLSB II Purchase Money Loan shall be the sum of Five Hundred Seven Million Three Hundred Seventy Thousand Dollars ($507,370,000), plus or minus the Reconciliation Amount described below (the “Purchase Price”). Subject to the adjustments and apportionments set forth in this Agreement, the Purchase Price shall be paid on the Closing Date by wire transfer of immediately available federal funds to such account of Seller as Seller designates in writing to Purchaser. Seller, CLSB II Assignor and Purchaser agree that of the Purchase Price, the amount of Seventeen Million Six Hundred Thousand Dollars ($17,600,000) shall be allocable to Purchaser’s acquisition of the CLSB II Purchase Money Loan (and shall also be the amount set forth as the line item for the CLSB II Purchase Money Loan on Schedule 2.2(b)), and the remainder of the Purchase Price shall be allocable to Purchaser’s acquisition of the Property.
     (b) The Purchaser and Seller have agreed upon the sum of One Hundred Eighty Six Million Four Hundred Thirty Eight Thousand Seven Hundred Sixty Seven Dollars ($186,438,767) (the “Pro Forma Remaining Major Line Item Cost”) as the total estimated amount that remains to be expended under the line items (each such line item, a “Major Line Item”) set forth in Schedule 2.2(b). The Seller shall provide to the Purchaser, prior to the Closing, the following statements corresponding to such line items: (i) the Contractor’s Statement showing the Remaining GMP Amount with respect to the Berry Contract, (ii) the Architect’s Statement showing the Remaining Contract Amount with respect to the TKA Agreement, (iii) either (a) the estoppel certificates required under Section 6.1(c) with respect to any Lease under which a tenant improvement allowance is provided (as such tenant improvement allowances are described in any such Lease) stating the amount of such allowances that have been funded under such Leases as of the respective dates of such estoppel certificates or (b) in the event that such estoppel certificates do not provide the amount of such allowances that have been funded, then a Seller’s Estoppel Certificate setting forth such amounts as of the date of such certificate (and Seller shall provide reasonable back-up materials with respect to any such amounts if a Seller’s Estoppel Certificate is given), (iv) either (a) the estoppel certificates required under Section 6.1(c) with respect to any Lease stating the Tenant’s Remaining Base Building Change Order Reimbursements and Tenant’s Remaining Base Building Design Change Reimbursements amounts remaining to be reimbursed to the landlord as of the respective dates of such estoppel certificates (as all such terms are defined in such estoppel certificates) or (b) in the event that such estoppel certificates do not provide the amounts of such reimbursements, then a Seller’s Estoppel Certificate setting forth such amounts as of the date of such certificate (and Seller shall provide reasonable back-up materials with respect to any such amounts if a Seller’s Estoppel Certificate is given), and (v) either (a) the Purchase Money Loan Estoppel Certificate or (b) a CLSB II Assignor’s Estoppel Certificate stating the amount of principal remaining to be paid under the CLSB II Purchase Money Loan. Such Statements, estoppel certificates or statements respectively shall be the “Actual Remaining Cost” of the item in question.
     (c) The “Reconciliation Amount” shall be arrived at as follows:
1.	If the Remaining GMP Amount is greater than the corresponding line item in Schedule 2.2(b), then the Purchase Price shall be decreased by the difference; and if such Amount is less than such line item the Purchase Price shall be increased by the difference;

2.	If the Remaining Contract Amount is greater than the corresponding line item in Schedule 2.2(b), then the Purchase Price shall be decreased by the difference; and if such Amount is less than such line item the Purchase Price shall be increased by the difference;

3.	If the amount of tenant allowances remaining to be funded under the Leases is greater than the corresponding line item in Schedule 2.2(b), then the Purchase Price shall be decreased by the difference; and if such amount is less than such line item the Purchase Price shall be increased by the difference;

4.	If the amounts of the Tenant’s Remaining Base Building Change Order Reimbursements and Tenant’s Remaining Base Building Design Change Reimbursements remaining to be reimbursed to the landlord under the Leases is greater than the corresponding line item in Schedule 2.2(b), then the Purchase Price shall be increased by the difference; and if such Amount is less than such line item the Purchase Price shall be decreased by the difference;

5.	If the principal amount under the CLSB II Purchase Money Loan is greater than the corresponding line item in Schedule 2.2(b), then the Purchase Price shall be increased by the difference; and if such Amount is less than such line item the Purchase Price shall be decreased by the difference.
     (d) If Seller expends any funds with respect to any Major Line Item following the applicable date of the document used to determine the Actual Remaining Cost with respect to such Major Line Item, then reasonable evidence of such expenditures shall be provided to Purchaser and the Purchase Price shall be increased by the amount of such expenditures as part of the Reconciliation Amount.
ARTICLE 3
Deposit
     Section 3.1. Deposit. Purchaser shall deposit with Escrow Agent no later than the following events the following amounts: (i) on the third (3rd) Business Day after the Effective Date, Ten Million Dollars ($10,000,000), (ii) on the third (3rd) Business Day after the date of the expiration of the Study Period, if Purchaser fails to terminate this Agreement in accordance with Section 5.2, Ten Million Dollars ($10,000,000) (individually or collectively, as the case may be at any time, the “Deposit”), such that the total Deposit at such time shall be Twenty Million Dollars ($20,000,000). The Deposit shall be held by Escrow Agent in a segregated “money market” interest bearing account pursuant to an escrow agreement in the form attached hereto as Schedule 3.1. Escrow Agent shall invest the Deposit in an interest-bearing savings account or short-term U.S. Treasury Bills or similar cash-equivalent securities, as directed by Purchaser and Seller. Any and all interest earned on the Deposit shall be reported to Purchaser’s federal tax identification number and shall become part of the Deposit. The Deposit shall be applied to the Purchase Price if the Closing occurs. If Purchaser fails to deliver any installments of the Deposit to Escrow Agent within the time required under this Section 3.1, then this Agreement shall, at Seller’s election, terminate (other than the Surviving Obligations), and any Deposit then held by Escrow Agent shall be promptly paid or delivered to Seller following such termination. At Purchaser’s election all or any portion of the Deposit may be made by delivering to the Escrow Agent a letter of credit, which shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit in a form reasonably approved by Seller issued or confirmed for direct payment by a financial institution acceptable to Seller that will accept draws upon such letter of credit in either Boston, Massachusetts or New York, New York, that expires no earlier than one hundred twenty (120) days after the Closing Date, in favor of Seller entitling Seller to draw thereon based solely on a statement purportedly executed by an officer of Seller stating that it has the right to draw thereon. Purchaser shall remain fully liable for the amount of the Deposit, without duplication, if any such letter of credit evidencing the Deposit expires, is terminated or is otherwise not payable to or drawable by Seller in accordance with the terms of this Agreement.
ARTICLE 4
Survey and Title Commitment
     Section 4.1. Title and Survey. Purchaser may: (a) order an “as built” survey of the Real Property (the “Survey”) by a licensed surveyor or registered professional engineer reasonably acceptable to Purchaser; and (b) cause the Title Company to prepare and furnish the Title Commitment to Purchaser and Seller, together with copies of all instruments referred to thereon as exceptions to title. Purchaser shall deliver an original of the Survey and a copy of the Title Commitment (and such instruments) to Seller within three (3) Business Days of receipt thereof by Purchaser. In the event that Purchaser fails to obtain a Title Commitment or Survey prior to the expiration of the Study Period, then Purchaser shall waive any right to object to any matter set forth in a Title Commitment or Survey, as the case may be, following the expiration of the Study Period.
     Not later than the expiration of the Study Period, Purchaser shall give Seller a written notice (the “Title Objection Notice”) that sets forth in reasonable detail an explanation of any objections that Purchaser has to title or survey matters affecting the Real Property (the “Purchaser Title Objections”); provided, however, that Purchaser shall have no right to object to any Permitted Exceptions. Seller shall have until 5:00 p.m. Boston time on the third (3rd) Business Day from its receipt of the Title Objection Notice (“Seller’s Title Election Period”) to give Purchaser notice as to whether Seller elects to use reasonable efforts to cure the Purchaser Title Objections by the Closing Date. If Seller fails to give Purchaser written notice of such election before the end of Seller’s Title Election Period, Seller shall be deemed to have elected not to attempt to cure the Purchaser Title Objections. If Seller elects not to or is deemed to have elected not to attempt to cure any one or more of the Purchaser Title Objections, such Purchaser Title Objections shall constitute Permitted Exceptions and Purchaser shall have until 5:00 p.m. Boston time on the fifth (5th) Business Day after the end of the Study Period to elect whether to take title to the Property subject to such matters or to terminate this Agreement by giving written notice to Seller of such termination on or before such time on such fifth (5th) Business Day, and failure of Purchaser to so terminate this Agreement shall be deemed an election to take title to the Property subject to such matters. If (x) Seller elects to use reasonable efforts to cure any one or more of the Purchaser Title Objections, or (y) the Property becomes subject to any defect in title arising after the date of any Title Commitment or Survey obtained prior to the expiration of the Study Period, as the case may be, Purchaser shall notify Seller within three (3) Business Days of becoming aware of such defect (or at the Closing if less than three (3) Business Days remain until the Closing Date) and Seller shall have until the Closing Date, which Seller may in its sole discretion, exercisable by written notice to Purchaser on or before the Closing Date, extend for one or more periods of up to sixty (60) days in total to provide additional time to complete such cure. If at the Closing Date, as so extended, Seller has not completed such cure then Purchaser shall have the option of either accepting the title as it then is or receiving a refund of the Deposit, which shall promptly be returned to Purchaser and thereupon except for Surviving Obligations

Purchaser and Seller shall have no further obligations or liabilities under this Agreement. If Seller elects to use reasonable efforts to cure any one or more of Purchaser Title Objections, Seller shall in no event be required to bring or settle a lawsuit to clear any title defects and, except for Seller Mortgages, Seller shall never be required to expend more than the amount of the Title Cure Cap to cure all Purchaser Title Objections. All Seller Mortgages will be satisfied by Seller at or prior to the Closing or, if not so satisfied, shall be satisfied at Closing by reserving proceeds otherwise payable to Seller in a manner reasonably satisfactory to the Title Company.
     Section 4.2. Discharge of Title Objections Notwithstanding anything herein to the contrary, Seller shall be deemed to have removed or corrected each matter or condition that is not a Permitted Exception if, in Seller’s discretion and at its sole cost, Seller either (a) causes the Title Company to remove such matter or condition as an exception to title in the Title Commitment issued at Closing or affirmatively insures against the same in a manner reasonably acceptable to Purchaser, in each case without any additional cost to Purchaser, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, or (b) delivers (i) its own funds (or directs that a portion of the Purchase Price be delivered) in an amount needed to fully discharge any such matter or condition to the Title Company with instructions for the Title Company to apply such funds to fully discharge any such matter or condition, and (ii) if required by the Title Company, such instruments in recordable form as are necessary to enable the Title Company to discharge such matter or condition of record.
ARTICLE 5
Inspection
     Section 5.1. Access During the pendency of this Agreement, Purchaser, personally or through its authorized agents, shall be entitled upon reasonable advance notice to Seller to enter upon the Real Property during normal business hours and shall have the right to make such investigations, studies and analyses as Purchaser deems necessary or advisable, subject to the following limitations: (a) such access shall not violate any law or, so long as the same has been delivered to Purchaser, any agreement to which Seller is a party; (b) a representative of Seller shall have the right to be present when Purchaser or its representatives conducts its or their investigations on the Real Property or communicates with any Tenants, (c) neither Purchaser nor its representatives shall interfere with any construction activities taking place on the Real Property (except to a de minimis extent); (d) neither Purchaser nor its agents shall damage the Real Property or any portion thereof (except to a de minimis extent); (e) before Purchaser or its agents enter onto the Real Property, Purchaser shall deliver to Seller a certificate of insurance naming Seller as an additional insured, evidencing commercial general liability insurance (including property damage, bodily injury and death) issued by an insurance company having a rating of at least “A-VII” by A.M. Best Company, with limits of at least $1,000,000 per occurrence for bodily or personal injury or death and $2,000,000 aggregate per location; (f) Purchaser shall: (i) use reasonable efforts to perform all on-site due diligence reviews on an expeditious and efficient basis; and (ii) indemnify, hold harmless and defend the Seller and Seller Parties against, and hold each of them harmless from, all loss, liability, claims, costs

(including reasonable attorneys’ fees), liens and damages resulting from or relating to the activities of Purchaser or its agents; provided, however, that Purchaser shall not indemnify, hold harmless or defend Seller or any of the Seller Parties against any loss, liability, claims, costs (including reasonable attorney’s fees), liens or damages caused by Seller’s negligence or willful misconduct, or which arise out of the mere discovery of conditions that were present before Purchaser entered onto the Real Property and (g) without Seller’s prior written consent, which Seller may give or withhold in its absolute discretion, Purchaser shall not conduct any Phase II investigations, soil borings or other invasive tests on or around the Real Property. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement.
     Section 5.2. Study Period (a) Purchaser shall have the Study Period to (i) physically inspect the Property, ascertain that the Property has sufficient characteristics for its purposes, conduct appraisals, examine construction documents, perform examinations of the physical condition of the Property and any improvements located thereon, and examine the Property for the presence of Hazardous Materials, in each case as provided for in Section 5.1, and (ii) review any materials delivered and/or made available to Purchaser and/or Purchaser’s representatives (including, without limitation, the Reports and those items contained in that certain data room website located at https://extranet.piperrudnick.com/eRoom/lyme/LymeeRoom1 (such website being the “eRoom”) and have access to such other records relating to construction of the Project as are in Seller’s possession or control (collectively, the “Due Diligence Materials”) and to otherwise conduct such due diligence review of the Property and the Project as Purchaser, in its absolute discretion, deems appropriate all at its sole cost. Where this Agreement uses words such as “made available to Purchaser”, “provided to Purchaser”, “disclosed to Purchaser” and the like, the presence of any information in the eRoom prior to the commencement of the Restricted Period shall mean that such information was made available, provided, delivered and disclosed to Purchaser.
     (b) Prior to the conclusion of the Study Period, Purchaser shall notify Seller as to which Miscellaneous Consultant Agreements Purchaser will assume and which Miscellaneous Consultant Agreements shall be terminated by Seller in Purchaser’s sole discretion, and in the absence of any such notice, Purchaser shall be deemed to elect to assume all of the Miscellaneous Consultant Agreements. Purchaser will assume the obligations coming due after the Closing Date under those Miscellaneous Consultant Agreements which Purchaser has elected (or is deemed elected) to assume, to the extent that the parties to such agreements agree to such assumption. Seller shall terminate at Closing all Miscellaneous Consultant Agreements that are not so assumed.
     (c) If, before the end of the Study Period, Purchaser shall for any reason in Purchaser’s sole discretion, determine that it does not wish to purchase the Property, Purchaser shall be entitled to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Study Period, and thereupon the Deposit shall promptly be returned to Purchaser and, except for the Surviving Obligations, Seller, CLSB II Assignor and Purchaser shall have no further obligations or liabilities to each other hereunder. If Purchaser fails to give such notice prior to the expiration of the Study Period, it shall conclusively be deemed to have elected to waive its right to terminate this Agreement under this Section 5.2 and shall be obligated to purchase the Property in accordance with the terms hereof. If Purchaser terminates this Agreement under this Section 5.2 or under any other provision of this Agreement, Purchaser shall promptly deliver to Seller copies of all reports, studies and investigations relating to the Property in Purchaser’s possession or under its control, the same to be without warranty or representation by Purchaser or cost to Seller.
     Section 5.3. Confidentiality (a) Notwithstanding anything herein to the contrary, but subject to Section 5.3(b) and 5.3(c), Purchaser confirms and ratifies all of its obligations set forth in the confidentiality agreement executed by it, an executed copy of which is attached hereto as Schedule 5.3, and such obligations are incorporated herein. Subject to Section 5.3(b) and 5.3(c), Purchaser shall hold all Confidential Information in confidence and shall not at any time disclose or permit the disclosure of the Confidential Information to any Person without Seller’s prior written consent. Purchaser further agrees to use the Confidential Information only for purposes of evaluating the Property or the CLSB II Purchase Money Loan in connection with its purchase thereof in accordance with the terms of this Agreement. Notwithstanding the foregoing, (i) Purchaser may disclose the Confidential Information to its affiliates, legal counsel, consultants, engineers, accountants, lenders and similar third parties for their review of the Confidential Information in connection with Purchaser’s purchase of the Property subject to the terms of this Section 5.3, and (ii) Purchaser may disclose the Confidential Information to the extent that such disclosure is required by law (including any securities law) or court order, provided that Purchaser first shall provide written notice thereof to Seller. If this Agreement is terminated before the Closing, Purchaser promptly shall return the Confidential Information to Seller and shall not retain copies thereof.
     (b) Neither Seller nor Purchaser shall make any public announcements concerning the sale of the Property pursuant to this Agreement without first obtaining the prior written consent of the other; provided, however, that Seller and Purchaser may, in their own discretion and without the consent of the other, make such public announcements concerning the sale or the Property as may be required by law or as each may determine is reasonable on or immediately following the Effective Date and/or the Closing Date. Seller and Purchaser shall each provide a draft of such public announcement to, and confer with, the other party before making any such public announcement.
     (c) From and after the Closing, notwithstanding anything to the contrary contained in this Agreement, any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws. The authorization in the preceding sentence is not intended to permit disclosure of any other information unrelated to the tax treatment and tax structure of the transaction including (without limitation) (i) any portion of the transaction documents or related materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the existence or status of any negotiations unrelated to the tax issues, or (iii) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

     (d) The provisions of this Section 5.3 shall survive the termination of this Agreement.
     Section 5.4. Reporting. In the event that Purchaser’s due diligence reveals any condition of the Property that in Purchaser’s judgment requires disclosure to any governmental agency or authority, Purchaser shall immediately notify Seller thereof. In such event, Seller, and not Purchaser nor anyone acting on Purchaser’s behalf, shall make such disclosures as Seller deems appropriate. Notwithstanding the foregoing, Purchaser may disclose matters concerning the Property to a governmental authority if, (a) in the written opinion of Purchaser’s outside legal counsel (a copy of which is furnished to Seller), Purchaser is, or more likely than not is, required by law to make such disclosure, and (b) to the extent permitted by law, Purchaser gives Seller not less than ten (10) Business Days prior written notice of the proposed disclosure, together with a copy of such legal opinion.
     Section 5.5. Other Documents. Seller shall use commercially reasonable efforts (as defined below) to obtain the following prior to the commencement of the Restricted Period:
     (a) a Miscellaneous Consultant Consent from each party to the Miscellaneous Consultant Agreements (other than the Seller or any predecessor-in-interest of Seller thereunder); and
     (b) a Turnkey Garage Estoppel from BIDMC.
     Seller’s sole obligation with respect to the Miscellaneous Consultant Consents and the Turnkey Garage Estoppel shall be to use commercially reasonable efforts to obtain the same (which, for purposes of this Section 5.5, shall mean requesting the applicable document from the intended signatory thereto, and shall in no event shall include the expenditure of any funds, the amendment of any Miscellaneous Consultant Agreement or the Turnkey Garage Agreement or the commencement, settlement or other resolution of any litigation, arbitration or similar proceeding), and Purchaser’s sole remedy with respect to Seller’s failure to obtain any such document (or any issue disclosed in any such document) shall be to terminate this Agreement in accordance with Section 5.2.
ARTICLE 6
Conditions Precedent, Condemnation
     Section 6.1. Conditions Precedent Favoring Purchaser. Purchaser’s obligations under this Agreement are subject to the fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller or by Purchaser consummating the transactions described in this Agreement at the Closing.

     (a) Seller and CLSB II Assignor, as the case may be, shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Seller and CLSB II Assignor, as the case may be, prior to or at the Closing.
     (b) Subject to Section 7.3, on the Closing Date, the representations of Seller and CLSB II Assignor, respectively, set forth in Section 7.2 (as the same have been updated pursuant to Section 7.3(c)) shall be true, complete and accurate in all material respects, subject to: (1) changes that: (y) are caused by the acts or omissions of Purchaser or Persons acting under Purchaser; or (z) are a result of the operation of the Property in the normal course of business since the date hereof and in accordance with the terms of this Agreement and do not, individually or in the aggregate, have a material adverse effect on the value of the Property or the Purchaser’s ability to use the Property for its intended uses; and (2) casualty or condemnation (which shall be governed by Section 6.3).
     (c) Purchaser shall have received estoppel certificates from each of the Tenants (each, a “Tenant Estoppel Certificate”) or shall have been provided with Seller’s Estoppel Certificates as permitted by the following sentence, in each case dated no earlier than the Effective Date and in no event more than thirty (30) Business Days before the Closing (the “Estoppel Requirement”). If Seller is unable to obtain estoppel certificates from Dana Farber Cancer Institute, Inc. and/or the CBR Institute for Biomedical Research, Inc., in order to meet the Estoppel Requirement, Seller shall provide to the Purchaser substitute Seller’s Estoppel Certificates with respect to the Leases to Dana Farber Cancer Institute, Inc. and/or the CBR Institute for Biomedical Research, Inc., as the case may be. With respect to any Tenant for whom Seller delivers a Seller’s Estoppel Certificate, Seller’s statements therein shall be deemed to be representations and warranties as though set forth under and subject to Article 7 of this Agreement. Seller shall be entitled to continue to deal with such Tenant after Closing to attempt to obtain a Tenant Estoppel Certificate from such Tenant. If Purchaser subsequently receives a Tenant Estoppel Certificate from any Tenant for whom Seller has delivered a Seller’s Estoppel Certificate, Seller shall thereupon be released from liability with respect to the Seller’s Estoppel Certificate given with respect to such Tenant to the extent that the information contained in the Tenant Estoppel Certificate obtained from the Tenant is materially consistent with the information contained in Seller’s Estoppel Certificate. All Tenant Estoppel Certificates required hereby shall be substantially in the form of the Seller’s Estoppel Certificate; but such form may contain modifications and additions so long as the substance of such form is included, and the delivery of a Tenant Estoppel Certificate that complies in all material respects with the applicable Lease shall in all events be deemed to satisfy the Estoppel Requirement as to such Lease. Except as provided in Section 6.1(g) below with respect to any Certificate delivered to Purchaser before the commencement of the Restricted Period, no Tenant Estoppel Certificate (or Seller’s Estoppel Certificate) shall count towards the Estoppel Requirement if it (A) discloses any material default by Seller or the respective Tenant that was not disclosed to Purchaser before the commencement of the Restricted Period or (B) contains information that is materially inconsistent with the information set forth in the Leases as made available to Purchaser before the commencement of the Restricted Period or (C) sets forth claims or disputes not disclosed to Purchaser before the commencement of the Restricted Period, and in each case has a material adverse effect on the value of the Property following the Closing; or (D) discloses any information that would make any Seller Representation untrue in any material respect. Tenant

Estoppel Certificates or Seller’s Estoppel Certificates that set forth claims, disputes or landlord defaults with respect to construction or other matters having an individual value of not more than Five Hundred Thousand Dollars ($500,000) and an aggregate value (with respect to all Tenant estoppel certificates and Seller’s Estoppel Certificates) of not more than One Million Dollars ($1,000,000) and that would not entitle the Tenant under the applicable Lease to terminate such Lease pursuant to the terms thereof as of the date of such Certificates shall conclusively be deemed not to have a material adverse effect on the value of the Property following the Closing. Tenant Estoppel Certificates or Seller’s Estoppel Certificates that set forth claims, disputes or landlord defaults with respect to construction or other matters having an individual value greater than Five Hundred Thousand Dollars ($500,000) or an aggregate value (with respect to all Tenant Estoppel Certificates and Seller’s Estoppel Certificates) greater than One Million Dollars ($1,000,000) or that would entitle the Tenant under the applicable Lease to terminate such Lease pursuant to the terms thereof as of the date of such Certificates shall conclusively be deemed to have a material adverse effect on the value of the Property following the Closing. The foregoing deemed material adverse effect shall apply to all Tenant Estoppel Certificates and Seller’s Estoppel Certificates, whether the same are delivered to Purchaser before or following the commencement of the Restricted Period (notwithstanding the provisions of Section 6.1(g) below). If any Tenant Estoppel Certificate or Seller’s Estoppel Certificate provided to Purchaser contains any information that is inconsistent with any Seller Representation, the Seller Representation shall be deemed modified by the information contained in such estoppel certificate. Notwithstanding anything herein to the contrary but subject to the provisions set forth in Section 6.1(g) below with respect to any Certificate delivered to Purchaser before the commencement of the Restricted Period, an estoppel certificate that would otherwise satisfy the requirements for an acceptable estoppel certificate above, except for an alleged “landlord default” or any Tenant claims or disputes in excess of the foregoing amounts set forth in such certificate shall be deemed acceptable and shall count toward the Estoppel Requirement if (x) Seller cures such asserted landlord default at or prior to the Closing, or (y) Seller is disputing such landlord default in good faith, such alleged default could not reasonably be expected to result in a termination of the respective Lease, and Seller at its sole discretion deposits with the Escrow Agent at the Closing funds reasonably adequate to effect the cure of such landlord default post-Closing and pay Tenant all amounts due under the Lease or that otherwise may be due to the Tenant under applicable law, if any, as a result thereof, such funds to be held in escrow by the Escrow Agent until such dispute is resolved in landlord’s favor or such landlord default is cured, and if such dispute is not resolved in landlord’s favor within ninety (90) days after the Closing, Purchaser may use and apply so much of the escrow funds as shall be necessary to cure the landlord default and pay Tenant all amounts due under the Lease or that may otherwise be due to the Tenant under applicable law, if any, as a result thereof, and any remaining balance shall be promptly remitted to Seller. Purchaser shall reasonably cooperate with Seller’s efforts to effect such cure after the Closing at no material cost to Purchaser (unless such cost is reimbursed to Purchaser).
     (d) Purchaser shall have received a statement from the Contractor dated no earlier than the Effective Date and in no event more than thirty (30) Business Days before the Closing, substantially in the form attached hereto as Schedule 6.1(d) (the “Contractor’s Statement”) setting forth therein the Remaining GMP Amount with respect to the Berry Contract (as such terms are defined in Schedule 6.1(d)). Such form may contain modifications so long as it in substance sets forth the Remaining GMP Amount, and the other material provisions of the form attached hereto. Except as provided in Section 6.1(g) below with respect to any Certificate delivered to Purchaser before the commencement of the Restricted Period, no Contractor’s Statement shall satisfy this condition if it (A) discloses any material default by Seller or the Contractor that was not disclosed to Purchaser before the commencement of the Restricted Period or (B) contains information that is materially inconsistent with the information set forth in the Berry Contract as made available to Purchaser before the commencement of the Restricted Period or (C) sets forth Disputed Contractor Claims (including Disputed Contractor Claims for an increase in the contract amount or an extension of any deadline) not disclosed to Purchaser before the commencement of the Restricted Period that would either (i) have a material adverse effect on the value of the Property with an aggregate value of more than One Million Dollars ($1,000,000) or (ii) increase the Purchaser’s cost to complete the Project after the Closing by more than One Million Dollars ($1,000,000) or (iii) cause the Contract Substantial Completion Date to occur more than one (1) month past November 30, 2007 or (D) discloses any information that would make any Seller Representation untrue in any material respect.
     (e) Purchaser shall have received a statement from the Architect dated no earlier than the Effective Date and in no event more than thirty (30) Business Days before the Closing, substantially in the form attached hereto as Schedule 6.1(e) (the “Architect’s Statement”) setting forth therein the Remaining Contract Amount with respect to the TKA Contract (as such term is defined in Schedule 6.1(e)). Such form may contain modifications so long as it in substance sets forth the Remaining Contract Amount, and the other material provisions of the form attached hereto. Except as provided in Section 6.1(g) below with respect to any Certificate delivered to Purchaser before the commencement of the Restricted Period, no Architect’s Statement shall satisfy this condition if it (A) discloses any material default by Seller or the Architect that was not disclosed to Purchaser before the commencement of the Restricted Period or (B) contains information that is materially inconsistent with the information set forth in the TKA Agreement as made available to Purchaser before the commencement of the Restricted Period or (C) sets forth Disputed Architect Claims not disclosed to Purchaser before the commencement of the Restricted Period that would either (i) have a material adverse effect on the value of the Property with an aggregate value of more than One Million Dollars ($1,000,000) or (ii) increase the Purchaser’s cost to complete the Project after the Closing by more than One Million Dollars ($1,000,000) or (iii) delay the completion of the Project by more than three (3) months or (D) discloses any information that would make any Seller Representation untrue in any material respect.
     (f) Purchaser shall have received an estoppel certificate from CLSB II Borrower, dated no earlier than the Effective Date and in no event more than thirty (30) Business Days before the Closing, substantially in the form attached hereto as Schedule 6.1(f) (the “Purchase Money Loan Estoppel Certificate”), setting forth therein the amount of indebtedness owed by CLSB II Borrower under the CLSB II Purchase Money Loan. If CLSB II Assignor is unable to obtain the Purchase Money Loan Estoppel in order to satisfy this condition, CLSB II Assignor shall provide to the Purchaser a substitute “CLSB II Assignor’s Estoppel Certificate”, which shall be in the form of the Purchase Money Loan Estoppel Certificate but shall be modified for delivery from CLSB II Assignor and acknowledge this Agreement and the limitations on CLSB II Assignor’s liability set forth herein. In the event that CLSB II Assignor delivers a CLSB II

Assignor’s Estoppel Certificate, CLSB II Assignor’s statements therein shall be deemed to be representations and warranties as though set forth under and subject to Article 7 of this Agreement. CLSB II Assignor shall be entitled to continue to deal with the CLSB II Borrower after Closing to attempt to obtain the Purchase Money Loan Estoppel Certificate. If CLSB II Assignor subsequently receives a Purchase Money Loan Estoppel Certificate, CLSB II Assignor shall thereupon be released from liability with respect to the CLSB II Assignor’s Estoppel Certificate given to the extent that the information contained in the Purchase Money Loan Estoppel Certificate from the CLSB II Borrower is consistent with the information contained in CLSB II Assignor’s Estoppel Certificate. Such form may contain modifications so long as it in substance sets forth the amount of indebtedness owed by CLSB II Borrower under the CLSB II Purchase Money Loan and the other material provisions of the form attached hereto. Except as provided in Section 6.1(g) below with respect to any Certificate delivered to Purchaser before the commencement of the Restricted Period, no Purchase Money Loan Estoppel Certificate or CLSB II Assignor’s Estoppel Certificate shall satisfy this condition if it (A) discloses any material default by CLSB II Assignor, CLSB II Borrower or any other Person that was not disclosed to Purchaser before the commencement of the Restricted Period or (B) contains information that is materially inconsistent with the information set forth in the CLSB II Purchase Money Loan Documents as made available to Purchaser before the commencement of the Restricted Period or (C) describes any information that would make any Seller Representation untrue in any material respect.
     (g) If Seller is unable to obtain any of the documents described in Section 6.1 (c), (d), (e) and (f) above (each of the foregoing, a “Certificate”) or otherwise to meet any condition to Purchaser’s obligation to perform, Seller shall have the option, by written notice to Purchaser, to extend the Closing Date from time to time for not more than sixty (60) days in the aggregate from the original Closing Date. Except as otherwise expressly set forth in Section 6.1(c) above, in the event that any Certificate is delivered to Purchaser before the commencement of the Restricted Period, and thereafter Purchaser does not terminate this Agreement pursuant to Section 5.2, then notwithstanding anything set forth in this Agreement to the contrary, any such Certificate shall be deemed to satisfy any requirement applicable thereto set forth in this Agreement, and Purchaser shall have no right to object to the form, content or substance of such Certificate or any matter disclosed therein as not meeting the conditions for Closing and any such nonconformity shall be deemed waived. Seller and CLSB II Assignor, as applicable, shall use commercially reasonable efforts to obtain each of the Certificates.
     (h) In the event that the Closing is delayed for any reason, Seller shall have the option to, or if as a result of any such delay any Certificate shall cease to satisfy the applicable requirement set forth above to be dated no more than thirty (30) Business Days prior to Closing, Seller shall use commercially reasonable efforts to, obtain updates to any of the Certificates (any such update being an “Updated Certificate”). In the event that any Updated Certificate (x) discloses information other than differing Remaining Contract Amounts and Remaining GMP Amounts under the Berry Contract or the TKA Contract (with respect to the Statements) or increased funding of an applicable tenant improvement allowance (with respect to any Lease) and (y) such additional disclosure would cause such Updated Certificate not to comply with Section 6.1(c), (d) or (e) (as applicable), then such Updated Certificate shall be treated as an Update in accordance with Section 7.3(c), and Purchaser’s only remedy with respect thereto shall be terminate this Agreement pursuant to the terms of Section 7.3(c) prior to the expiration of the Update Termination Period applicable thereto.
     (i) Upon satisfaction of the conditions set forth in the Title Commitment, the Title Company is irrevocably committed to issue the Title Policy to Purchaser.
     (j) The physical condition of the Property shall be substantially the same on the Closing Date as on the Effective Date (except as a result of construction activities that are substantially in conformity with the Plans and Specifications made available to Purchaser during the Study Period), unless the alteration of said physical condition is the result of condemnation or fire or other casualty, in which case the provisions of Section 6.3 shall govern.
     (k) No proceeding shall have been commenced against Seller or CLSB II Assignor under the federal Bankruptcy Code or any state law for relief of debtors.
     (l) As of the Closing Date, the Leases shall be in full force and effect and no default shall exist under any Lease.
     (m) Upon the sole condition of payment of the applicable premium, at Closing, the Title Company shall irrevocably commit to issue a Lender’s Policy of Title Insurance in an amount equal to the remaining balance of the CLSB II Purchase Money Loan with respect to the CLSB II Mortgage (as such term is defined below) (the “CLSB II Title Policy”), such policy to be a so-called piggyback policy based on Chicago Title Insurance Policy No. 72107-2937355, such that the CLSB II Title Policy insures Purchaser, as the holder of the note that evidences and the mortgage (the “CLSB II Mortgage”) that secures the CLSB II Purchase Money Loan, that the lien of the CLSB II Mortgage is a valid first priority lien on interests of the CLSB II Borrower purported to be encumbered by the CLSB II Mortgage, subject to no exceptions other than those included in the CLSB II Title Policy.
     (n) Seller shall have obtained all consents and approvals set forth in Schedule 6.1(n), except for such items as Purchaser reasonably determines Seller need not obtain consent.
     Section 6.2. Conditions Precedent Favoring Seller. Seller’s obligations under this Agreement are subject to the fulfillment of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Purchaser, or by Seller consummating the transactions described in this Agreement at the Closing.
     (a) Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing.
     (b) On the Closing Date, the representations of Purchaser set forth in Section 7.1 shall be true, accurate and complete in all material respects.

     Section 6.3. Casualty or Condemnation
     (a) If after the date hereof and prior to Closing, the Real Property or any part thereof shall be (x) subject to a taking by any public or quasi-public authority through condemnation, eminent domain or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking) (collectively, “Condemnation”) or (y) destroyed or damaged by fire or other casualty and in either case the parties reasonably estimate the proceeds from such Condemnation or the cost to repair the damage or destruction to be in excess of ten percent (10%) of the Purchase Price allocable to the Real Property (a “Major Event”), Purchaser shall have the option exercisable within ten (10) Business Days after Purchaser and Seller make a determination or agree on such estimate either (a) to terminate this Agreement by written notice to Seller, whereupon all rights and obligations hereunder of each party shall cease and terminate and be of no further force or effect except for the return of the Deposit to Purchaser and the Surviving Obligations, or (b) to elect to take title to the Real Property without any reduction in, abatement of, or credit against the Purchase Price, notwithstanding such Condemnation, destruction or damage; if Purchaser fails to make either such election within such period, Purchaser shall be deemed to have elected option (b). If the parties fail to agree to the reasonable estimate of the proceeds from such Condemnation or the cost to repair the damage or destruction within thirty (30) days after the date of the applicable Condemnation or casualty, then Seller and Purchaser may submit the dispute to the American Arbitration Association in Boston pursuant to the Expedited Procedures of the Commercial Dispute Resolution Procedures thereof (and the Closing will be adjourned pending the resolution of such arbitration). If, despite the occurrence of a Major Event, Purchaser elects to consummate the transactions contemplated by this Agreement, at the Closing Seller shall assign to Purchaser (without recourse) (x) the rights of Seller in and to the Condemnation proceeds or all insurance proceeds with respect to such Major Event, net of the amount of the reasonable costs and expenses incurred by Seller (including, but not limited to, reasonable legal fees and closing costs under a sale in lieu of or in anticipation of the exercise of a taking) in collecting same (“Net Proceeds”), and give Purchaser, without duplication, a credit against the Purchase Price in the amount of the Net Proceeds already received by Seller prior to Closing (provided, however, Seller shall receive, without duplication, a credit against such Purchaser credit for any such costs and expenses not recovered prior to Closing) and (y) the rights to settle any Condemnation proceeding or the loss under all policies of insurance applicable to the Major Event, and Seller shall at Closing and thereafter execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items.
     (b) If after the date hereof and prior to Closing, the Real Property or any part thereof shall be (x) subject to a Condemnation or (y) destroyed or damaged by fire or other casualty and, in either case, it is not a Major Event, then the transaction contemplated by this Agreement shall be consummated, without any reduction in, abatement of, or credit against the Purchase Price and Seller shall, at its option, either (i) repair such damage prior to Closing and Seller shall keep any insurance or Condemnation proceeds, (ii) allow Purchaser a credit against the Purchase Price in an amount equal to the reasonably estimated cost of repair and Seller shall keep any insurance or Condemnation proceeds, or (iii) assign to Purchaser (without recourse) the rights of Seller to the Net Proceeds, and, without duplication, give Purchaser a credit against the Purchase Price in the amount of the Net Proceeds already received by Seller prior to Closing (provided, however,

Seller shall receive without duplication a credit against such Purchaser credit for any such costs and expenses not recovered prior to Closing) and the rights to settle any Condemnation proceeding or the loss under all policies of insurance applicable to the Condemnation, destruction or damage, and Seller shall at Closing and thereafter execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items.
     (c) In the event that (i) a casualty occurs at the Real Property prior to the Closing, (ii) a deductible is payable in connection with obtaining insurance proceeds with respect to such casualty and (iii) Purchaser consummates the transaction notwithstanding such casualty and receives an assignment of the Net Proceeds pursuant to Section 6.3(a) or Section 6.3(b), Seller shall pay such deductible or shall give Purchaser a credit against the Purchase Price at Closing for such deductible and such deductible shall not be considered in determining Net Proceeds.
     Section 6.4. Leasing & Other Activities Prior to Closing.
     (a) After the Effective Date, Seller shall not enter into any new Lease or any material modification of any Lease or grant any material consent or approval under any Lease which consent or approval must be requested in writing and delivered in writing in order to be effective without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that notwithstanding the foregoing, Seller shall not be required to obtain Purchaser’s consent to enter into any modification, renewal or extension of any Lease, or to grant any consent under any Lease, to the extent that the same is required pursuant to the applicable terms of the Lease; provided, further, that Purchaser may withhold its consent in its sole discretion if, assuming the Closing were to occur, any action could jeopardize BioMed Realty Trust, Inc.’s a Maryland corporation (“Purchaser’s REIT Entity”), status as a real estate investment trust within the meaning of Sections 856 through 860 of the Code or cause the Purchaser’s REIT Entity to be in receipt of income that does not constitute “rent from real property” within the meaning of Section 856(d) of the Code. When seeking such consent from Purchaser, Seller shall provide Purchaser with a description of the proposed transaction and, if Purchaser does not notify Seller in writing of its disapproval within two (2) Business Days, Purchaser shall be deemed to have consented to the transaction described in such notice. If Purchaser disapproves such request, then Purchaser’s written notice shall specify in reasonable detail the reasons for such disapproval. If the Closing occurs, Purchaser shall reimburse Seller at Closing for all Lease Expenses related to any new Lease or material modification of an existing Lease.
     (b) After the Effective Date, Seller shall not enter into any new Construction Agreements, Miscellaneous Consultant Agreements or Other Matters or material modifications of any existing Construction Agreements, Miscellaneous Consultant Agreements or Other Matters or grant any material consent or approval under any of the Construction Agreements which consent or approval must be requested in writing and delivered in writing in order to be effective that would be binding on Purchaser after Closing, without the written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Purchaser’s consent shall not be required with respect to any contract that can be terminated without penalty on not more than thirty (30) days prior written notice; provided, further, that Purchaser may withhold its consent in its sole discretion if, assuming the Closing were to occur, any action could jeopardize Purchaser’s REIT Entity’s status as a real estate investment trust within the meaning of Sections 856 through 860 of the Code or cause the Purchaser’s REIT Entity to be in receipt of income that does not constitute “rent from real property” within the meaning of Section 856(d) of the Code. If Purchaser does not notify Seller in writing of its disapproval within two (2) Business Days after notice thereof from Seller, Purchaser shall be deemed to have consented to such requested action. If Purchaser disapproves any such request, then Purchaser’s written notice shall specify in reasonable detail the reasons for such disapproval. Without limitation of the foregoing, change orders and/or approvals for additional architectural and engineering services approved under the Construction Agreements (including those to implement Tenant improvements Seller as Landlord has agreed to implement under any Lease) shall be deemed non-material modifications of such contracts that do not require the approval of Purchaser to the extent the same are (x) reimbursable by Tenants under the Leases, (y) to be paid for out of a tenant improvement allowance for which a balance remains under a Lease or (z) not reimbursable by Tenants, but have a value of One Hundred Thousand Dollars ($100,000.00) or less in each instance and One Million Dollars ($1,000,000.00) or less in the aggregate.
     (c) At all times prior to Closing, Seller shall (i) continue to conduct business with respect to the Property substantially in the same manner in which said business has been heretofore conducted, (ii) perform its obligations under the Leases and any contracts or other agreements affecting the Property (including, without limitation, the Construction Agreements, the Miscellaneous Consultant Agreements and the Other Matters, (iii) continue to insure the Property substantially as it is currently insured, (iv) continue to pursue the development and construction of the Project in a diligent and prudent manner consistent with the Construction Agreements, the Miscellaneous Consultant Agreements and the Other Matters and (v) not take any action that would cause any of the Seller Representations to become inaccurate in any material respect or any of the covenants of Seller to be materially breached. Without limiting the generality of the foregoing, Seller shall pay all accounts payable, and any debts or obligations owed by Seller relating to the Property when due (“when due,” “coming due” or like words means the time for payment set forth in any contract, or if no time is set forth then within thirty days (30) of the date when an invoice for payment is received by Seller).
     (d) Seller shall not remove any Construction Personal Property from the Real Property (but nothing herein shall be deemed to make Seller responsible for the acts of others at the Real Property).
     (e) Seller shall provide Purchaser with copies of all notices of default given under the Construction Contracts.
     (f) No later than the Effective Date, Seller (i) shall remove the Property from the market and (ii) shall not actively solicit or negotiate with any other prospective purchasers of the Property; provided, however, that nothing herein shall in any way affect or apply to any dealings that Seller has had with others prior to the Effective Date.
     (g) CLSB II Assignor covenants and agrees to comply with the terms of the CLSB II Purchase Money Loan, not to amend or modify the CLSB II Loan Documents and not to grant any security interest or lien or transfer any other interest therein; provided, however, that CLSB II Assignor may amend the promissory note evidencing the CLSB II Purchase Money Loan in order to increase the principal amount thereunder, as such principal increase is further described in Schedule 7.2(e)(i).
     (h) Seller shall provide Purchaser with copies of all written notices under the Berry Contact or the TKA Agreement from, respectively, the Contractor and the Architect for the period after the Effective Date with respect to the Property or the construction of the Project.
ARTICLE 7
     Section 7.0. No Other Representations Except as otherwise expressly set forth in this Article 7, Purchaser and Seller specifically agree that neither is relying on any statements, representations or warranties of any kind whatsoever, express or implied, from the other party or any other Person acting by, under or through the other party. Purchaser acknowledges the legal significance of the foregoing and acknowledges that such agreement is a material inducement to Seller’s willingness to enter into this Agreement.
     Section 7.1. Purchaser’s Representations. Purchaser warrants and represents to Seller as of the date hereof as follows:
     (a) Purchaser is an experienced and sophisticated purchaser of commercial real estate projects such as the Property and the CLSB II Purchase Money Loan and that, prior to the end of the Study Period, it will have had a full, complete and fair opportunity to conduct such investigations, examinations, inspections and analyses of the Property and the CLSB II Purchase Money Loan as Purchaser, in its absolute discretion, may deem appropriate. PURCHASER IS PURCHASING THE PROPERTY “AS-IS, WHERE IS AND WITH ALL FAULTS” IN ITS PRESENT CONDITION, SUBJECT TO REASONABLE USE, WEAR, TEAR, CONSTRUCTION ACTIVITIES AND NATURAL DETERIORATION BETWEEN THE DATE HEREOF AND THE CLOSING DATE AND FURTHER AGREES THAT NEITHER SELLER NOR ANY AGENT, DIRECT OR INDIRECT PARTNER, DIRECT OR INDIRECT MEMBER, EMPLOYEE OR REPRESENTATIVE OF THE FOREGOING (i) SHALL BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN THE PROPERTY OR (ii) HAVE MADE ANY REPRESENTATION WHATSOEVER REGARDING THE PROPERTY OR ANY PART THEREOF, THE CONSTRUCTION OR ANY OTHER THING RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND (iii) PURCHASER, IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, HAS NOT AND DOES NOT RELY UPON ANY STATEMENT, INFORMATION, OR REPRESENTATION TO WHOMSOEVER MADE OR GIVEN, WHETHER TO PURCHASER OR OTHERS, AND WHETHER DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, MADE BY ANY PERSON, EXCEPT AS EXPRESSLY SET FORTH HEREIN. IN ADDITION TO THE FOREGOING, PURCHASER REPRESENTS THAT BEFORE THE EXPIRATION OF THE STUDY PERIOD PURCHASER WILL HAVE EXAMINED THE PROPERTY, THE REPORTS, THE DUE DILIGENCE MATERIALS AND SUCH CONSTRUCTION, DESIGN AND OTHER MATTERS AS IT DEEMS APPROPRIATE, AND WILL BE FAMILIAR WITH THE PHYSICAL AND

ENVIRONMENTAL CONDITION OF THE PROPERTY AND WILL HAVE CONDUCTED SUCH OTHER INVESTIGATION OF THE AFFAIRS AND CONDITION OF THE PROPERTY AS PURCHASER CONSIDERS APPROPRIATE. NEITHER SELLER, CLSB II ASSIGNOR, NOR ANY AGENT, DIRECT OR INDIRECT PARTNER, DIRECT OR INDIRECT MEMBER, EMPLOYEE OR REPRESENTATIVE OF THE FOREGOING HAVE MADE OR WILL BE ALLEGED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE MADE OR WILL BE ALLEGED TO HAVE BEEN MADE WITH RESPECT TO THE PHYSICAL CONDITION, CONSTRUCTION, DESIGN, ENVIRONMENTAL CONDITION OR OPERATION OF THE PROPERTY, THE ACTUAL OR PROJECTED REVENUE AND EXPENSES OF THE PROPERTY OR THE CLSB II PURCHASE MONEY LOAN, THE PERMITS, ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE TO THE PROPERTY OR THE COMPLIANCE OF THE PROPERTY THEREWITH, THE CONSTRUCTION, DESIGN, CONDITION OR SAFETY OF THE PROPERTY OR ANY IMPROVEMENTS THEREON OR ANY UTILITIES AND SERVICES WITH RESPECT THERETO OR THE CONDITIONS OF ANY SOILS AND GEOLOGY, LOT SIZE, OR SUITABILITY OF THE PROPERTY OR ITS IMPROVEMENTS FOR A PARTICULAR PURPOSE, THE QUANTITY, QUALITY OR CONDITION OF ANY PERSONAL PROPERTY OR FIXTURES, THE USE OR OCCUPANCY OF THE PROPERTY OR ANY PART THEREOF OR ANY OTHER MATTER OR THING AFFECTING OR RELATED TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT AS, AND SOLELY TO THE EXTENT SPECIFICALLY SET FORTH HEREIN. EXCEPT AS, AND SOLELY TO THE EXTENT, SPECIFICALLY SET FORTH HEREIN, NEITHER SELLER, CLSB II ASSIGNOR NOR ANY AGENT, DIRECT OR INDIRECT PARTNER, DIRECT OR INDIRECT MEMBER, EMPLOYEE OR REPRESENTATIVE OF THE FOREGOING HAVE MADE OR WILL MAKE ANY ORAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE ALLEGED TO HAVE BEEN MADE WITH RESPECT TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, REPORTS, DATA OR OTHER INFORMATION, INCLUDING WITHOUT LIMITATION THE CONTENTS OF THE BOOKS AND RECORDS OF SELLER OR REPORTS OR OTHER MATTERS LISTED ON EXHIBITS OR SCHEDULES TO THIS AGREEMENT OR REFERRED TO HEREIN, THE DUE DILIGENCE MATERIALS, PHYSICAL CONDITION AND ENVIRONMENTAL SURVEYS, INFORMATIONAL BROCHURES WITH RESPECT TO THE PROPERTY, QUESTIONNAIRES (INCLUDING REIT QUESTIONNAIRES), RENT ROLLS, ANY INFORMATION PROVIDED UNDER SECTION 11.20 OR IN CONNECTION WITH ANY OTHER REQUEST OF PURCHASER OR INCOME AND EXPENSE STATEMENTS, WHICH SELLER OR ITS REPRESENTATIVES MAY HAVE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER IN CONNECTION WITH THE PROPERTY, AND PURCHASER REPRESENTS, WARRANTS AND AGREES THAT ANY SUCH MATERIALS, QUESTIONNAIRES, DATA AND OTHER INFORMATION DELIVERED, MADE

AVAILABLE OR FURNISHED TO PURCHASER HAVE BEEN DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER AS A CONVENIENCE AND ACCOMMODATION ONLY AND PURCHASER EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS, QUESTIONNAIRES, DATA AND OTHER INFORMATION. PURCHASER HAS ENTERED INTO THIS AGREEMENT, AFTER HAVING MADE AND RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION, INSPECTION, ANALYSIS, APPRAISAL, EXAMINATION AND EVALUATION OF THE FACTS AND CIRCUMSTANCES. PURCHASER HAS NOT RELIED UPON ANY SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES OR UPON ANY STATEMENTS MADE IN ANY INFORMATIONAL BROCHURE WITH RESPECT TO THE PROPERTY AND HAS ENTERED INTO THIS AGREEMENT AFTER HAVING MADE AND RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION, INSPECTION, ANALYSIS, APPRAISAL, EXAMINATION AND EVALUATION OF THE FACTS AND CIRCUMSTANCES AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED HEREIN. PURCHASER ACKNOWLEDGES THAT THE DESIGN AND/OR CONSTRUCTION OF THE PROPERTY MAY NOT BE IN COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED AND OTHER LAWS, AND SELLER MAKES NO REPRESENTATIONS WITH RESPECT TO SAME. WITHOUT LIMITING THE FOREGOING, NEITHER SELLER, CLSB II ASSIGNOR NOR ANY AGENT, DIRECT OR INDIRECT PARTNER, DIRECT OR INDIRECT MEMBER, EMPLOYEE OR REPRESENTATIVE OF THE FOREGOING HAS MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER REGARDING HAZARDOUS MATERIALS OF ANY KIND OR NATURE ON, ABOUT OR WITHIN THE PROPERTY OR THE PHYSICAL CONDITION OF THE PROPERTY AND PURCHASER AGREES TO ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION OR DESIGN DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS OR ANY OTHER INFORMATION PURCHASER HAS REVIEWED. NOTWITHSTANDING ANY OF THE FOREGOING, THE FOREGOING REPRESENTATION OF PURCHASER IS NOT INTENDED TO LIMIT, AND IS SUBJECT TO, THE SELLER REPRESENTATIONS.
     (b) Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Maryland. The Person(s) executing this Agreement on behalf of Purchaser has been duly authorized to do so and this Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms;
     (c) There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened in writing, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder;

     (d) Purchaser has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement;
     (e) Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of Purchaser, (2) to Purchaser’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument; and
     (f) No authorization, consent or approval of any governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.
     (g) As of the Closing Date, Purchaser will have the financial resources necessary to consummate the transactions contemplated under this Agreement (but nothing herein shall be construed to grant Purchaser any financing contingency.)
     (h) As of the end of the Study Period, Purchaser will have inspected (and will be deemed to have inspected and to have knowledge of) all of the documents referred to in this Agreement (including those made available through the Due Diligence Materials) and any others delivered, or made available for review to Purchaser for inspection and that in such inspection Purchaser will be deemed not to have discovered any matter which would form the basis for a claim by Purchaser that Seller has breached any representation, warranty or covenant of Seller made in this Agreement, provided that the foregoing shall not diminish Purchaser’s rights under Section 5.2 (provided that the provisions of this sentence shall not apply to the representations or warranties set forth in clauses (b)(i), (b)(ii), (b)(iii), or (b)(iv)(a) of Section 7.2). Notwithstanding anything to the contrary set forth in this Agreement, if prior to the Closing Purchaser has or obtains knowledge (or is deemed to have knowledge) that any of Seller’s representations or warranties set forth in Section 7.2 are untrue in any respect, and Purchaser nevertheless proceeds with the Closing despite such knowledge or deemed knowledge (as opposed to exercising its rights, to the extent applicable, under Section 10.3), then such knowledge shall be attributed to Purchaser and the breach by Seller of the representations and warranties as to which Purchaser shall have such knowledge shall be waived by Purchaser, such representations and warranties shall be deemed modified to conform them to the information about which Purchaser had or is deemed to have had such knowledge and Seller and CLSB II Assignor shall have no liability to Purchaser, or its successors or assigns in respect thereof.
     Section 7.2. Seller’s Representations. Seller warrants and represents to Purchaser as of the date hereof as follows:

     (a) Representations Concerning Seller
     (i) Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a foreign limited liability company in the Commonwealth of Massachusetts. The Person(s) executing this Agreement on behalf of Seller has been duly authorized to do so and this Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms;
     (ii) There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened in writing, against or affecting Seller which, if determined adversely to Seller, would adversely affect its ability to perform its obligations hereunder;
     (iii) Seller has full limited liability company right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement;
     (iv) Except as set forth in attached Schedule 7.2(a), neither the execution, delivery or performance of this Agreement nor compliance herewith nor the conveyance of the Property to Purchaser (a) results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of Seller, (2) to Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) subject to Section 7.2(b)(v) and obtaining applicable Certificates, any agreement or instrument to which Seller is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;
     (v) No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder;
     (vi) Seller is not a “foreign person” as defined in Section 1445 of the Code;
     (b) Seller’s Representations Concerning the Real Property
     (i) Except as may be set forth in the attached Schedule 7.2(b), to Seller’s knowledge, Seller has received no written notice from any governmental authority that there currently is any condemnation or eminent domain proceeding pending or threatened against the Real Property.
     (ii) Except as may be set forth in the attached Schedule 7.2(b), to Seller’s knowledge, Seller has not received any written notice of any pending or threatened litigation against Seller that would, in the reasonable judgment of Seller and if determined adversely to Seller, materially and adversely affect Purchaser or the Real Property following Closing.
     (iii) Except as may be set forth in the attached Schedule 7.2(b), and except as set forth in the Due Diligence Materials, to Seller’s knowledge, Seller has received no written notice from any governmental authority requiring the correction of any condition with respect to the Real Property on account of a material violation of any applicable federal, state, county or municipal law, code, rule or regulation, which has not been cured or waived.
     (iv) To Seller’s knowledge, (a) Seller has made available to Purchaser copies that are complete in all material respects of the Leases, the Construction Agreements, the Miscellaneous Consultant Agreements, the Other Matters, the Brokerage Agreements, the Reports and the Permits, and except as may be set forth in the attached Schedule 7.2(b), no written notice of default has been given under any of the Leases, the Brokerage Agreements, the Construction Agreements, the Miscellaneous Consultant Agreements and the Other Matters either by or to Seller alleging a material default, which default has not been cured or waived; (b) Seller has made available to Purchaser a copy that is complete in all material respects as of the Effective Date of the William A. Berry Pending Change Order Log and all Change Orders under the Berry Contract; (c) all Additional Services and Requests for Additional Services from the Architect are listed on the attached Schedule 7.2(b)(iv)-7, (d) the Leases and Construction Agreements are in full force and effect and enforceable in accordance with their terms; and (e) assuming that Purchaser does not assume the Seller Mortgage, the Leases, the Construction Agreements, the Miscellaneous Consultant Agreements, the Other Matters and the Permitted Exceptions constitute all of the material agreements to which Seller is a party in connection with the construction of the Project that will be binding on Purchaser or the Real Property following the Closing (to the extent assumed pursuant to the terms of this Agreement).
     (v) BIDMC has certain rights to purchase the Property as set forth in that certain Quitclaim Deed (Blackfan Research Center Parcel) from BIDMC to Seller dated June 24, 2005 and recorded with the Suffolk County Registry of Deeds in Book 37389, Page 151. Seller provided a notice to BIDMC with respect to such rights by certified mail, return receipt requested, a copy of which notice is attached as Schedule 7.2(b)(v). According to the certified mail materials included in such schedule, BIDMC received such notice on July 3, 2006. Seller has not received any written response from BIDMC regarding such notice.
     (vi) Seller has provided or made available to Purchaser true, correct and complete copies of the Plans and Specifications.

     (vii) Seller and the Seller Parties have no commitment or legal obligation, absolute or contingent, to any Person other than Purchaser to sell, assign, transfer or effect a sale of any of the Personal Property (other than inventory in the ordinary course of business), to sell or effect a sale of capital stock or partnership interests, as applicable, of the Seller or any Seller Party, to effect any merger, consolidation, liquidation or dissolution or other reorganization of Seller or any Seller Parties, or to enter into any agreement or cause the entering into of any agreement with respect to any of the foregoing.
     (viii) Schedule 7.2(b)(iv)-4 lists all brokerage fees and expenses based upon agreements entered into by Seller for which Purchaser will be liable after the Closing.
     (c) Seller’s Representations Concerning the Personal Property
     (i) Except as may be set forth in the attached Schedule 7.2(b), to Seller’s knowledge, Seller has received no written notice from any governmental authority that there currently is any condemnation or eminent domain proceeding pending or threatened against the Personal Property.
     (ii) Except as may be set forth in the attached Schedule 7.2(b), to Seller’s knowledge, Seller has not received any written notice of any pending or threatened litigation against Seller that would, in the reasonable judgment of Seller and if determined adversely to Seller, materially and adversely affect Purchaser or the Personal Property following Closing.
     (iii) Except as may be set forth in the attached Schedule 7.2(b), to Seller’s knowledge, Seller has received no written notice from any governmental authority requiring the correction of any condition with respect to the Personal Property on account of a material violation of any applicable federal, state, county or municipal law, code, rule or regulation, which has not been cured or waived.
     (iv) To the Seller’s knowledge, Seller has neither assigned nor otherwise transferred its right, title or interest in and to the Personal Property, nor does any Person hold any lien granted by Seller on the Personal Property other than through a Seller Mortgage (which Seller Mortgage lien shall be terminated at Closing).
     (d) Representations Concerning the CLSB II Assignor
     (i) CLSB II Assignor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a foreign limited liability company in the Commonwealth of Massachusetts. The Person(s) executing this Agreement on behalf of CLSB II Assignor has been duly authorized to do so and this Agreement constitutes the valid and legally binding obligation of CLSB II Assignor, enforceable against CLSB II Assignor in accordance with its terms;

     (ii) There are no actions, suits or proceedings pending or, to the knowledge of CLSB II Assignor, threatened in writing, against or affecting Seller which, if determined adversely to CLSB II Assignor, would adversely affect its ability to perform its obligations hereunder;
     (iii) CLSB II Assignor has full limited liability company right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement;
     (iv) Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of CLSB II Assignor, (2) to CLSB II Assignor’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which CLSB II Assignor is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;
     (v) No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by CLSB II Assignor of this Agreement or the performance of its obligations hereunder;
     (vi) CLSB II Assignor is not a “foreign person” as defined in Section 1445 of the Code;
     (e) CLSB II Assignor’s Representations Concerning the CLSB II Purchase Money Loan
     (i) CLSB II Assignor represents and warrants that to CLSB II Assignor’s knowledge, Seller or CLSB II Assignor have made available to Purchaser copies that are complete in all material respects of the CLSB II Purchase Money Loan Documents and that the CLSB II Purchase Money Loan Documents are all of the documents that evidence or secure the CLSB II Purchase Money Loan.

     (ii) CLSB II Assignor hereby represents and warrants that to CLSB II Assignor’s knowledge, there is no uncured default by CLSB II Assignor or CLSB II Borrower under the CLSB II Purchase Money Loan or any of the CLSB II Purchase Money Loan Documents.
     (iii) CLSB II Assignor hereby represents and warrants that CLSB II Assignor has good title to the CLSB II Purchase Money Loan and the CLSB II Purchase Money Loan Documents free and clear of any security interest, lien or encumbrance.
     (iv) CLSB II Assignor hereby represents and warrants that to CLSB II Assignor’s knowledge, the CLSB II Purchase Money Loan Documents are in full force and effect and enforceable in accordance with their terms.
     Section 7.3. Knowledge; Breach.
     (a) For all purposes of this Agreement, including Section 7.2, “knowledge” with respect to Seller or the CLSB II Assignor shall mean matters as to which David Clem, Robert L. Green or George Lightbody have actual knowledge without any duty or responsibilities to make any inquiry, review or investigation.
     (b) As used in this Agreement the phrase “deemed to know” (or words of similar import) shall have the following meaning: Purchaser shall be “deemed to know” that a representation or warranty of Seller or CLSB II Assignor (other than the representations or warranties set forth in clauses (b)(i), (b)(ii), (b)(iii), or (b)(iv)(a) of Section 7.2) is untrue, inaccurate or incorrect to the extent that this Agreement, the Reports, Due Diligence Materials, documents, studies, reports and other information made available by Seller or CLSB II Assignor to Purchaser or its agents prior to the commencement of the Restricted Period, or any Certificate contains information which is inconsistent with such representation or warranty.
     (c) Seller and CLSB II Assignor shall have the right to amend and otherwise modify the Certificates and the Schedules and Exhibits attached hereto and amend and otherwise modify the representations and warranties made by Seller and the CLSB II Assignor prior to the commencement of the Restricted Period by written notice thereof to Purchaser, and if Purchaser fails to terminate this Agreement as provided in Section 5.2, this Agreement shall conclusively be deemed amended to incorporate all such amendments and modifications. Following the commencement of the Restricted Period and prior to the Closing, Seller and CLSB II Assignor shall have the right to amend and otherwise modify the Certificates and the Schedules and Exhibits attached hereto and amend and otherwise modify the representations and warranties made by Seller and CLSB II Assignor by written notice thereof to Purchaser (an “Update”). With respect to any Update, Purchaser shall have five (5) Business Days (the “Update Termination Period”) commencing upon Purchaser’s receipt of written notice of such Update, during which Purchaser may terminate this Agreement (except for the Surviving Obligations), but only on account of such Update, by written notice to Seller and receive a refund of the Deposit. In the event that any Update Termination Period commences less than five (5) Business Days prior to the Closing, then the Closing may be adjourned by Purchaser for a period of up to five (5) Business Days such that Purchaser may review such Update and the Closing shall be adjourned until the next Business Day following the expiration of such period. In the event that Purchaser does not terminate this Agreement during an applicable Update Termination Period, then Purchaser shall have no right to terminate this Agreement on account of such Update, and this Agreement shall conclusively be deemed amended to incorporate such Update.
     (d) Seller, CLSB II Assignor and Purchaser agree that, each shall, subject always to Article 10 and the limitations set forth therein, be liable for the direct, but not consequential or punitive, damages resulting from any breach of its representations and warranties expressly set forth in Article 7 hereof or in any document or certificate delivered in connection herewith; provided, however, that: (i) such representations and warranties are personal to Seller, CLSB II Assignor and Purchaser and, notwithstanding any other provision of this Agreement, may not be assigned to or enforced by any other Person; provided, however, that Purchaser may assign the Seller Representations and Purchaser’s rights under this Article 7 to any Permitted Assignee; and (ii) the representations and warranties of Seller and CLSB II Assignor set forth in this Agreement or expressly set forth as such in any document or certificate delivered by Seller or CLSB II Assignor in connection herewith shall survive the Closing for a period of nine (9) months such period of time being the “Claim Period”), and no action or proceeding thereon shall be valid or enforceable, at law or in equity, unless (x) Purchaser provides written notice of any potential claim to Seller and CLSB II Assignor within the Claim Period, which notice shall describe such potential claim in reasonable detail based upon the information available to Purchaser at such time and (y) a legal proceeding is commenced within forty-five (45) days after Seller’s or CLSB II Assignor’s, as the case may be, receipt of such notice. Notwithstanding the foregoing, Seller and CLSB II Assignor shall have no liability for any such breach: (a) regarding which Purchaser or its attorneys, agents or consultants are deemed to know the facts or circumstances prior to Closing; or (b) that was disclosed in this Agreement or any exhibit hereto, in the Due Diligence Materials, or in any other document, study or report delivered or made available by Seller or CLSB II Assignor to Purchaser or its attorneys, consultants or agents at or before the Closing (provided that the provisions of this clause (b) shall not apply to the representations or warranties set forth in clauses (b)(i), (b)(ii), (b)(iii), or (b)(iv)(a) of Section 7.2). Purchaser further agrees that no claim may or shall be made for any alleged breach of any representations or warranties made by Seller or CLSB II Assignor under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds the Threshold Amount, and such claim or claims shall never, individually or in the aggregate shall never exceed the Damage Cap.
     Section 7.4 Status of Reports. Purchaser understands and acknowledges that any Reports or other information provided to Purchaser is without any representation or warranty, express or implied, as to the completeness or accuracy of the facts, presumptions, conclusions or other matters contained therein. Purchaser has been expressly advised by Seller and CLSB II Assignor to conduct an independent investigation and inspection of the Property and the CLSB II Purchase Money Loan utilizing experts as Purchaser deems to be necessary for an independent assessment of all liability and risk with respect to the Property. Except for Seller’s Representations, Purchaser shall rely only upon Purchaser’s own investigations and inquiries with respect to all such liability and risk, including all liability and risk with respect to the presence of hazardous materials in, on or around the Property.

ARTICLE 8
Closing
     Section 8.1. Closing Date. Subject to express rights to extend the Closing Date as provided in this Agreement, the Closing shall take place at 10:00 a.m. Boston time on the Closing Date. Unless the parties otherwise agree in writing, the Closing shall be conducted through a customary escrow arrangement with the Title Company and, on or before the Closing Date the Seller shall deliver to the Title Company the documents listed in Section 8.2 and the Purchaser shall deliver to the Title Company the documents and funds described in Section 8.3.
     PURCHASER RECOGNIZES THAT IT IS A MATERIAL CONDITION TO THE OBLIGATIONS OF SELLER UNDER THIS AGREEMENT THAT THE CLOSING OCCUR NOT LATER THAN THE CLOSING DATE. ACCORDINGLY, PURCHASER AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, PURCHASER SHALL NOT BE ENTITLED TO ANY ADJOURNMENT OF THE CLOSING, TIME BEING OF THE ESSENCE AS TO THE PERFORMANCE OF THE OBLIGATIONS OF PURCHASER HEREUNDER ON OR PRIOR TO SUCH DATE.
     Section 8.2. Seller’s Deliveries. At the Closing (or at such later time as set forth in clause (j) below), Seller shall deliver or cause to be delivered to Purchaser, at Seller’s sole expense, the following items, each executed and acknowledged to the extent appropriate:
     (a) The Deed;
     (b) A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code;
     (c) Such evidence or documents as may be reasonably required by the Title Company so that the Title Company may deliver the Title Policy without exceptions relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; and (iii) the status and capacity of Seller and CLSB II Assignor and the authority of the Person or Persons who are executing the various documents on behalf of Seller and CLSB II Assignor in connection with the sale of the Property and the assignment of the CLSB II Purchase Money Loan;
     (d) A duly-executed Closing Statement;

     (e) The Assignment and Assumption Agreement;
     (f) The originals of the CLSB II Loan Documents, endorsed to Purchaser as necessary to convey CLSB II’s Assignor’s interests therein to Purchaser;
     (g) The Tenant Estoppel Certificates and any Seller’s Estoppel Certificates;
     (h) The Statements;
     (i) The Post-Closing Escrow Agreement; and
     (j) The following shall be delivered to Purchaser within ten (10) Business Days following the Closing:
     (i) To the extent that the following are in the possession or control of Seller, the original (or copies if only a copy is available) of Leases, the Miscellaneous Consultant Assignments, the Construction Agreements, the Brokerage Agreements, the Other Matters and any and all building plans, surveys, site plans, engineering plans and studies, utility plans, landscaping plans, drawings and specifications, marketing artwork, warranties book and other documentation concerning all or any part of the Property (provided, however, Seller may keep copies of any of the foregoing); provided however, at Purchaser’s request, Seller will provide any of such information in electronic format, if the same is in the possession or control of Seller unless the same is in a proprietary format of a computer program, other computer software or under a licensing agreement that Seller is not transferring;
     (ii) Any transferable bonds, warranties or guaranties that relate to the Property and in Seller’s possession and control and the Contractor’s letter of credit furnished under the Berry Contract, the BIDMC Letter of Credit, subject to the Children’s Hospital Self-Help Security and any letter of credit security deposits delivered to Seller under the Leases; and
     (iii) A notice letter to all Tenants notifying them of the transfer of the Leases, and the address to which rents thereunder should be paid; and
     (iv) A notice letter to parties to the Brokerage Agreements, the Construction Agreements, the Miscellaneous Consultant Agreements and the Other Matters notifying them of the assignment of such documents.
     Section 8.3. Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Seller the following items each executed and acknowledged to the extent appropriate:
     (a) Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and subject to apportionments and adjustments as set forth herein) and Purchaser’s share of all escrow costs and closing expenses;

     (b) Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the Person or Persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property;
     (c) A duly executed counterpart of the Closing Statement;
     (d) A duly executed counterpart of the Assignment and Assumption Agreement;
     (e) A duly executed counterpart of the Other Properties Escrow Agreement;
     (f) A duly executed counterpart of the Post-Closing Escrow Agreement;
     (g) Duly executed counterparts of the Statements and
     (h) Duly executed counterparts of the Miscellaneous Consultant Consents.
     Section 8.4. Costs and Prorations.
     (a) General. The following listed items allocable to the Property will be adjusted to the payment period that includes the date of Closing and shall be prorated between Seller and Purchaser as of the Closing Date in accordance with this Section 8.4. All such items attributable to the period prior to the Closing Date shall be credited or charged to Seller, and all such items attributable to the period commencing on the Closing Date shall be credited or charged to Purchaser. The provisions of this Section 8.4 shall survive the Closing.
     (b) CLSB II Purchase Money Loan. Interest under the CLSB II Purchase Money Loan is payable by the CLSB II Borrower in arrears on the final day of each month. At Closing, without duplication, Seller shall receive a credit for such accrued but unpaid interest through and including the Closing Date, and Purchaser shall receive a credit for any prepaid but unaccrued interest through the Closing Date.
     (c) Cash Security Deposits. Purchaser shall be credited at Closing with: (i) all cash security or other deposits held by or on behalf of Seller with respect to the Property (other than any security deposits held in the form of a letter of credit or other non-cash security); (ii) any rent prepaid beyond the Closing Date; and (iii) any interest earned as of the Closing on cash security deposits or prepaid rent held by or on behalf of Seller, to the extent that such interest is refundable to Tenants under the terms of the applicable Lease or applicable law. The cost of transferring any letter of credit security deposits, the Contractor’s letter of credit and the BIDMC Letter of Credit shall be divided evenly between Seller and Purchaser.
     (d) Taxes. All real estate taxes assessed against the Real Property shall be prorated between Seller and Purchaser on an accrual basis based upon the actual current tax bill. If the most recent tax bill received by Seller before the Closing is not the actual current tax bill, then Seller and Purchaser shall initially prorate the taxes at the Closing by applying 100% of the tax rate for the period covered by the most current available tax bill to the latest assessed valuation, and shall reprorate the taxes retroactively when the actual current tax bill is then available. All real estate taxes accruing before the Closing shall be charged to Seller and all such taxes accruing on and after the Closing shall be charged to Purchaser. Any refunds of real estate taxes made after the Closing shall first be applied to the unreimbursed third-party costs incurred by Seller or Purchaser in obtaining the refund, then shall be paid to Seller (for the period prior to the Closing) and to Purchaser (for the period commencing on and after the Closing). If any proceeding to determine the assessed value of the Real Property or the real estate taxes payable with respect to the Real Property has been commenced before the Effective Date and shall be continuing as of the Closing, Seller shall be authorized to continue to prosecute such proceeding and Purchaser agrees to cooperate as reasonably requested with Seller and to execute any and all documents reasonably requested by Seller in furtherance of the foregoing.
     (f) Lease Expenses. Seller shall pay all Seller Lease Expenses and Purchaser shall pay all Purchaser Lease Expenses. At Closing, Purchaser shall reimburse Seller for any and all Purchaser Lease Expenses to the extent the same have been paid by Seller prior to Closing. In addition, at Closing, Purchaser shall assume Seller’s obligations to pay, when due (whether on a stated due date or by acceleration) any Lease Expenses unpaid as of the Closing including without limitation the commissions listed on the attached Schedule 7.2(b)(iv)-4 to become due as therein provided, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all claims for such Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Purchaser shall survive the Closing. Each party shall make available to the other all records, bills, vouchers and other data in such party’s control verifying Lease Expenses and the payment thereof. With respect to any construction management fees due to Seller as the landlord under the Leases, all such fees shall be prorated between Seller and Purchaser as of the Closing based upon the information available to the parties at such time, with the actual amount thereof subsequently determined (based on the actual expenditures made during the month in which the Closing occurs on which such fees are based divided by 30 and then multiplied by the number of days in the month prior to and including the date of Closing) and appropriate adjustment made pursuant to Section 8.4(i) below.
     (g) Utilities. Utilities and fuel charges, including water, telephone, sewer, steam, electricity, gas, oil charges and any assignable deposits with utility companies will be adjusted on the basis of current bills and readings obtained by Seller prior to the Closing, with appropriate adjustments pursuant to Section 8.4(i) below made based on actual readings and invoices closer to the Closing and reasonably extrapolated to be as of the Closing.
     (h) Cross Easement Agreement. Charges under the Cross Easement Agreement, if any, will be adjusted as of the Closing.
     (i) Closing Statement. Purchaser and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations and closing costs that is as complete and accurate as reasonably possible (the “Closing Statement”). If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be estimated to the extent possible as of the Closing and calculated as soon after the Closing Date as is feasible. All adjustments to initial estimated prorations shall be made by the parties with due diligence and cooperation within sixty (60) days following the Closing, or such later time as may be required to obtain necessary information for proration, by prompt cash payment to the party yielding a net credit from such prorations from the other party. So long as the parties have reasonably cooperated with respect to such adjustments, the provisions of this Section 8.4 shall survive the Closing through the final day of the calendar year following the calendar year in which the Closing occurs, and after such period neither Seller nor Purchaser shall have any further rights or obligations under this Section 8.4.
     (j) Closing Costs. Purchaser and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Purchaser shall pay (i) all costs associated with its due diligence, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) all title insurance premiums and charges and all title examination costs, and (iii) all survey costs. Seller shall pay (i) all documentary stamp taxes owing with respect to the Deed and (ii) the cost of recording the Deed. Purchaser and Seller shall each pay one-half of the Escrow Agent’s fees for acting as escrow agent. All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction where the Real Property is located.
ARTICLE 9
Real Estate Commission
     Section 9.1. Commissions. If and when, but only if and when, the Closing is completed and the Purchase Price is paid in full, Seller shall be obligated to pay a real estate commission and/or brokerage fee to Seller’s Broker(s) in accordance with a separate agreement between Seller and Seller’s Broker(s). Seller’s Broker(s) shall indemnify Seller and Purchaser against all claims, costs and liability relating to any broker or other Person claiming by, through or under Seller’s Broker(s). By execution of this Agreement, Seller’s Broker(s) agrees to the foregoing matters. Seller and Purchaser respectively shall indemnify and hold harmless the other on account of all claims of any other brokers or finders claiming by, through, under or on account of dealings with them in any way related to this purchase and sale, including, without limitation, reasonable attorneys’ fees and disbursements incurred by the indemnified party. The provisions of this paragraph shall survive the Closing or termination of this Agreement.
ARTICLE 10
Termination and Default
     Section 10.1. Failure to Perform by Seller or CLSB II Assignor. Notwithstanding anything to the contrary contained in this Agreement, if Seller or CLSB II Assignor fail to perform in any material respect any covenant of Seller or of CLSB II Assignor, as applicable, in accordance with the terms of this Agreement or if any of Seller’s Representations shall not be true, correct and complete in any material respect upon Closing, except (a) for changes due to the operation of the Property occurring prior to Closing which are not prohibited by this Agreement (therefore there is no breach), (b) if the dollar amount of the damages resulting from any breach of representation or failure to perform any covenant together with all dollar amounts of all other damages resulting from any breach of representation or failure to perform any other covenant is less than Two Hundred Fifty Thousand Dollars ($250,000) (in which case the breach is deemed waived by Purchaser, the “Threshold Amount”) or (c) if otherwise waived by Purchaser, then Purchaser’s sole and exclusive remedy shall be either: (i) if and only if the breach by Seller or the CLSB II Assignor, as applicable, is a breach of any of such entity’s covenants hereunder, sue for specific performance with respect to the performance of same, subject to any limitations expressly set forth in this Agreement; (ii) terminate this Agreement at the Closing (as it may be adjourned under this Agreement) in which event this Agreement, without further action of the parties, shall become null and void and no party shall have any further rights or obligations under this Agreement, except for the return of the Deposit to the Purchaser and the provisions that are expressly stated to survive the termination of this Agreement; or (iii) waive such default and proceed to Closing without any reduction in, abatement of, or credit against the Purchase Price; if Purchaser fails to make any such election, Purchaser shall be deemed to have elected the remedy set forth in Section 10.1(a)(iii).
     Section 10.2. Notice to Seller and CLSB II Assignor. Notwithstanding anything herein to the contrary, Purchaser shall give Seller and CLSB II Assignor, as applicable, written notice specifying any failure to perform by Seller and CLSB II Assignor of any of Seller’s or CLSB II Assignor’s covenants hereunder or breach of any Seller Representation hereunder, which notice shall be given within five (5) Business Days of the date Purchaser obtains actual knowledge of such breach or failure to perform (or on or prior to the Closing Date, if the date Purchaser obtains such actual knowledge is within 5 Business Days of the Closing Date); if Purchaser fails to deliver such notice within such five-day period (or by Closing, if earlier), such failure or breach shall be deemed waived by Purchaser. Upon receipt of such notice, Seller and CLSB II Assignor , as applicable, shall have until Closing (and may adjourn the Closing for up to sixty (60) days if such adjournment is reasonably necessary to cure such breach or failure to perform) to cure such breach or failure to perform. At the option of Seller or CLSB II Assignor, as applicable, Seller or CLSB II Assignor may cure such breach or failure to perform by giving Purchaser a credit against the Purchase Price at the Closing for a reasonable estimate of the dollar amount to cure same if quantifiable in excess of the Threshold Amount, but such credit shall only be that amount that exceeds the Threshold Amount.
     Section 10.3. Failure to Perform by Purchaser.
     (a) Notwithstanding anything to the contrary contained in this Agreement, if Purchaser fails to perform in accordance with the terms of this Agreement, or materially breaches its representations or warranties (such failure or breach shall also be deemed a failure of a condition precedent to Seller’s and CLSB II Assignor’s obligations to consummate their respective obligations under this Agreement), the Deposit shall be forfeited to Seller as liquidated damages (which shall be Seller’s and CLSB II Assignor’s sole and exclusive remedy against Purchaser), at which time this Agreement shall be null and void and no party shall have any rights or obligations under this Agreement, except for the Surviving Obligations. Seller, CLSB II Assignor and Purchaser acknowledge and agree that (i) the Deposit is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller and CLSB II Assignor as a result of having withdrawn the Property and the CLSB II Purchase Money Loan from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (ii) the actual damages suffered and costs incurred by Seller and CLSB II Assignor as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (iii) Purchaser seeks to limit its liability under this Agreement to the amount of the Deposit in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Purchaser under this Agreement; and (iv) the Deposit shall be and constitutes valid liquidated damages; provided, however, Purchaser, Seller and CLSB II Assignor agree that the liquidated damages do not apply to any indemnity obligation of the Purchaser under this Agreement.
     (b) Notwithstanding anything herein to the contrary, Seller or CLSB II Assignor, as applicable, shall give Purchaser written notice specifying any failure to perform by Purchaser of any of Purchaser’s covenants hereunder or breach of any of Purchaser’s representations and warranties hereunder, which notice shall be given within five (5) Business Days of the date Seller or CLSB II Assignor obtains actual knowledge of such breach or failure to perform (or on or prior to the Closing Date, if the date Seller or CLSB II Assignor obtains such actual knowledge is within five (5) Business Days of the Closing Date); if Seller or CLSB II Assignor fails to deliver such notice within such five-day period (or by Closing, if earlier), such failure or breach shall be deemed waived by Seller or CLSB II Assignor. Upon receipt of such notice, Purchaser shall have until Closing (and may adjourn the Closing for up to five (5) Business Days if such adjournment is reasonably necessary to cure such breach or failure to perform) to cure such breach or failure to perform. In the event that as a consequence of such an adjournment by Purchaser any Certificate shall cease to satisfy the requirement set forth in, as applicable, Section 6.1(c), (d), (e) or (f) to be dated no more than thirty (30) Business Days prior to Closing, then Seller shall have no obligation to use commercially reasonable efforts to obtain an Updated Certificate pursuant to Section 6.1(h) (but Seller may, at its option, obtain such an Updated Certificate pursuant to Section 6.1(h)). The provisions of this Section 10.3(b) shall not apply to any failure of Purchaser to perform at Closing, which shall be a default under this Agreement for which no notice and cure period is provided.
     Section 10.4. Damage Cap. Notwithstanding anything to the contrary contained in this Agreement, and subject to the limitation of Purchaser’s remedies set forth in Section 10.1, the maximum aggregate liability of the Seller and CLSB II Assignor, together, for any and all damages or Claims hereunder or in connection herewith, including without limitation, any Claims for indemnification hereunder and Claims under any documents delivered in connection herewith, shall be Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Damage Cap”); provided, however, that Seller and CLSB II Assignor, together, shall not have any liability for any such damages or Claims until the aggregate amount of same is in excess of the Threshold Amount (in which case the amount of said damages or Claims up to the Threshold Amount are deemed waived by Purchaser); and provided further, that Seller and the Joint Ventures shall not be liable for any consequential, special, punitive or indirect damages. The provisions of this Section 10.4 shall survive Closing or earlier termination of this Agreement.
     Section 10.5. Post-Closing Escrow. As security for Seller’s obligations, if any, during the Claim Period, at the Closing Seller shall either (i) deposit in an account designated by the Escrow Agent an amount equal to the Damage Cap in immediately available funds, or (ii) deliver to the Escrow Agent a letter of credit in a form reasonably acceptable to Purchaser in the stated

amount of the Damage Cap (such funds, together with any interest earned thereon, net of investment costs, or such Letter of Credit, the “Post-Closing Escrow Funds”). Such Post-Closing Escrow Funds shall be held by Escrow Agent pursuant to the Escrow Instructions in the form attached hereto as Schedule 10.5 (the “Post-Closing Escrow Agreement”) until the expiration of the Claim Period (unless, prior to the expiration of the Claim Period, a claim for such Post-Closing Escrow Funds is made by Purchaser, in which event the Post-Closing Escrow Funds shall continue to be held in accordance with the terms of the Post-Closing Escrow Agreement) and disbursed in accordance with the terms of such Post-Closing Escrow Agreement.
     SECTION 10.6. RELEASE. WITHOUT LIMITING ANY PROVISION IN THIS AGREEMENT, SELLER, CLSB II ASSIGNOR AND PURCHASER, FOR THEMSELVES AND THEIR SUCCESSORS AND ASSIGNS AND THEIR AFFILIATES, HEREBY RELEASE AND FOREVER DISCHARGE EACH OTHER AND EACH OTHER’S DIRECT AND INDIRECT OWNERS, AND THE MANAGERS, MEMBERS, PARTNERS, BENEFICIAL OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS, RESPECTIVELY, OF THE FOREGOING, FROM ANY AND ALL CLAIMS, ACTS, DEBTS, DEMANDS, ACTIONS, CAUSES OF ACTION, SUITS, SUMS OF MONEY, GUARANTIES, BONDS, COVENANTS, CONTRACTS, ACCOUNTS, AGREEMENTS, PROMISES, REPRESENTATIONS, RESTITUTIONS, OMISSIONS, VARIANCES, DAMAGES, OBLIGATIONS, COSTS, ENVIRONMENTAL RELEASES, RESPONSE ACTIONS, FEES AND LIABILITIES OF EVERY NAME AND NATURE WHATSOEVER, BOTH AT LAW AND IN EQUITY, KNOWN AND UNKNOWN (ANY OF THE FOREGOING, A “CLAIM”), WHICH THEY AND THEIR SUCCESSORS AND ASSIGNS MAY NOW OR HEREAFTER HAVE WITH RESPECT TO MATTERS EXISTING AS OF THE CLOSING DATE AGAINST ANY OTHER PARTY AND EACH OTHER’S DIRECT OR INDIRECT OWNERS, OR THE MANAGERS, MEMBERS, PARTNERS, BENEFICIAL OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS, RESPECTIVELY, OF THE FOREGOING, ARISING IN CONNECTION WITH OR IN ANY MANNER RELATED TO THIS AGREEMENT, THE PROPERTY, THE CLSB II PURCHASE MONEY LOAN OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPTING SOLELY THE SURVIVING OBLIGATIONS AND OBLIGATIONS ARISING UNDER THE ASSIGNMENT AND ASSUMPTION AGREEMENT AND ANY OTHER INSTRUMENT OR AGREEMENT DELIVERED IN CONNECTION WITH THE CLOSING.
     SECTION 10.7. SURVIVAL. The provisions of this Article 10 shall survive the Closing or earlier termination of this Agreement.
ARTICLE 11
Miscellaneous
     Section 11.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

     Section 11.2. Binding On Successors and Assigns. Subject to Section 11.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 11.3. No Assignment . Neither this Agreement nor any interest hereunder shall be assigned or transferred by Seller, CLSB II Assignor or Purchaser; provided, however, that Purchaser may assign its rights hereunder at Closing to any Permitted Assignee, and Purchaser may designate a single purpose entity or entities that are wholly-owned and controlled by Purchaser to take title to the Property and/or the CLSB II Purchase Money Loan and to execute and deliver the documents to be executed and delivered by Purchaser hereunder in connection with the Closing (any such entity, a Permitted Assignee hereunder). For purposes of clarity, Purchaser shall have the right to assign its right to take title to the Property or the CLSB II Purchase Money Loan under this Agreement to one or more separate single purpose entities that are wholly-owned and controlled by Purchaser solely for the purposes of such entity taking title at Closing and executing such documents, but the Purchaser named herein (i.e., BioMed Realty, L.P.) shall not be released hereunder and shall continue to be liable for all covenants and obligations of “Purchaser” hereunder and shall execute and deliver at Closing any required instruments and documents that “Purchaser” (as opposed to such single purpose entities) may be required to deliver hereunder. As used in this Agreement, the term “Purchaser” shall be deemed to include the initial Purchaser and any permitted designee of the initial Purchaser and all such Purchaser entities shall be jointly and severally liable under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller, CLSB II Assignor and Purchaser and their respective successors and assigns.
     Section 11.4. Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.
     Section 11.5. Governing Law.
     This Agreement shall be governed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Any legal action or proceeding with respect to this Agreement or any of the transactions contemplated herein may be brought in the courts of the State of Massachusetts located in the County of Suffolk or of the United States of America for the District of Massachusetts, and, by execution and delivery of this Agreement, each of the parties hereto hereby accepts generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
     Section 11.6. Counterparts. This Agreement may be executed, including executed by facsimile or electronic signature, in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. A facsimile or electronic signature to this Agreement shall be sufficient to prove the execution hereby by any Person.
     Section 11.7. Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery or (iii) delivered in person. All notices shall be deemed to have been given upon receipt. All notices shall be addressed to the parties at the addresses below:

To Seller or
CLSB II Assignor:	At the address set forth first above

with a copy to:	Lyme Properties, LLC
23 Main Street
Hanover, New Hampshire 03755
Attn: George Lightbody

and with a copy to:	Lyme Properties, LLC
23 Main Street
Hanover, New Hampshire 03755
Attn: David Clem

and with a copy to:	The Lyme Timber Company
16 On the Common
P.O. Box 266
Lyme, New Hampshire 03768
Attn: David Roby

and with a copy to:	DLA Piper US LLP
33 Arch Street, 26th Floor
Boston, Massachusetts 02110
Attn: Daniel A. Taylor, Esq.

To Purchaser:	At the address set forth first above

with a copy to:	Latham & Watkins LLP
600 West Broadway, Suite 1800
San Diego, California 92101
Attn: Steven Levine, Esq.

     Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.
     Section 11.8. Attorneys’ Fees. In the event of a proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.
     Section 11.9. IRS Real Estate Sales Reporting. Purchaser and Seller hereby agree that the Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.
     Section 11.10. Time Periods. Any reference in this Agreement to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years, as applicable. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.
     Section 11.11. Modification of Agreement. No modification of this Agreement shall be deemed effective unless expressly provided for herein or in writing expressly purporting to modify or amend this Agreement and signed by both Seller and Purchaser.
     Section 11.12. Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”
     Section 11.13. Time of the Essence. Time is of the essence of this Agreement and all covenants and deadlines hereunder. Without limiting the foregoing, Purchaser, CLSB II Assignor and Seller hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement. The agreement of Purchaser, Seller and CLSB II Assignor that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Purchaser, Seller and CLSB II Assignor that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Purchaser and Seller that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.
     Section 11.14. Construction of Agreement. This Agreement shall not be construed more strictly against one party than against another merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that each of Purchaser, Seller and CLSB II Assignor have contributed substantially and materially to the preparation of this Agreement. Other than contemporaneous instruments executed and delivered of even date, if any, this Agreement contains all of the agreements between the parties relating in any way to the premises and supersedes all prior agreements and dealings between them. There are no oral agreements between the parties relating to this Agreement or the premises. The enumeration of specific examples of a general provision shall not be construed as a limitation of the general provision. Unless a party’s approval or consent is required by the express terms of this Agreement not to be unreasonably withheld, such approval or consent may be withheld in the party’s sole discretion. Nothing herein shall be construed as creating the relationship between the parties of principal and agent, or of partners or joint venturers or any relationship other than seller and buyer. This Agreement and all consents, notices, approvals and all other related documents may be reproduced by any party by any electronic means or by facsimile, photographic, microfilm, microfiche or other reproduction process and the originals may be destroyed; and each party agrees that any reproductions shall be as admissible in evidence in any judicial or administrative proceeding as the original itself (whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and that any further reproduction of such reproduction shall likewise be admissible. If any payment in the nature of interest provided for in this Agreement shall exceed the maximum interest permitted under controlling law, as established by final judgment of a court, then such interest shall instead be at the maximum permitted interest rate as established by such judgment.

     Section 11.15. Limitations on Liability. Notwithstanding anything to the contrary in this Agreement, and subject always to any additional limitations on Seller’s liability set forth elsewhere in this Agreement: (a) Purchaser’s recourse against Seller under this Agreement or any agreement, document, certificate or instrument delivered by Seller hereunder, or under any law, rule or regulation relating to the Property, shall be limited to Seller’s interest in the Property (or, following the Closing, to the net proceeds of the sale of the Property actually received by Seller); (b) Purchaser’s recourse against CLSB II Assignor under this Agreement or any agreement, document, certificate or instrument delivered by CLSB II Assignor hereunder, or under any law, rule or regulation relating to the CLSB II Purchase Money Loan, shall be limited to CLSB II Assignor’s interest in the CLSB II Purchase Money Loan (or, following the Closing, to the net proceeds of the sale of the CLSB II Purchase Money Loan actually received by Seller); and (c) in no event shall any of the Seller Parties have any personal liability hereunder or otherwise. The acceptance of the Deed and all other performance of Seller and CLSB II at the Closing shall constitute full performance of all of Seller’s and CLSB II Assignor’s respective obligations hereunder other than the Surviving Obligations.
     Section 11.16. Severability The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.
     Section 11.17. No Recording. The provisions hereof shall not constitute a lien on the Property. Neither Purchaser nor its agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any registry of deeds or registry district of the Land Court, including without limitation any lis pendens. If Purchaser breaches the foregoing provision, this Agreement shall, at Seller’s election, terminate, and Seller shall retain the Deposit in accordance with Section 10.2 in addition to such other remedies Seller may have at law or in equity. Purchaser hereby irrevocably appoints Seller as its true and lawful attorney-in-fact, coupled with an interest, for the purpose of executing and recording such documents and performing such other acts as may be necessary to terminate any recording or filing of this Agreement in violation of this provision.
     Section 11.18. No Implied Agreement. Neither Seller, CLSB II Assignor nor Purchaser shall have any obligations in connection with the transaction contemplated by this Agreement unless each of Seller, CLSB II Assignor and Purchaser, each acting in its sole discretion, elects to execute and deliver this Agreement to the other parties. No correspondence, course of dealing or submission of drafts or final versions of this Agreement between Seller, CLSB II Assignor and Purchaser shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Seller, CLSB II Assignor or Purchaser shall arise unless and until this Agreement is fully executed by each of Seller, CLSB II Assignor and Purchaser. Once executed and delivered by Seller and Purchaser, this Agreement shall be binding upon them notwithstanding the failure of Escrow Agent or any broker or other Person to execute this Agreement.
     Section 11.19. Environmental Release by Purchaser. Without limiting any provision in this Agreement, Purchaser, for itself and any of its successors and assigns and their affiliates, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action (whether based on contract, statutory rights, common law or otherwise) against, any Seller Party with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, obligations, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any governmental authority), including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with any Property or any portion thereof including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, or any other matter relating to the use, presence or discharge of Hazardous Materials on, under, in, above or about the Property. For purposes of this Agreement, the term “Hazardous Materials” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or other material that is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise presents a risk of danger to human, plant or animal life or the environment or that is defined, determined or identified as such in any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated) and any judicial or administrative order or judgment, in each case relating to the protection of human health, safety and/or the environment, including, but not limited to, any materials, wastes or substances that are included within the definition of (A) “hazardous waste” in the federal Recourse Conservation and Recovery Act; (B) “hazardous substances” in the federal Comprehensive Environmental Response, Compensation and Liability Act; (C) “pollutants” in the federal Clean Water Act; (D) “toxic substances” in the federal Toxic Substances Control Act; (E) “oil or hazardous materials” in the laws or regulations of any state or commonwealth, and (F) any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement, together with their implementing regulations, guidelines, rules or orders as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The provisions of this Section 11.19 shall survive the Closing or any termination of this Agreement.
     Section 11.20. Regulation S-X. Seller and CLSB II Assignor shall, and shall request that their accountants, assist Purchaser, at Purchaser’s request and sole cost and expense (which costs and expenses Purchaser covenants to pay promptly when due), by providing information relating to the Property and its operation and the CLSB II Purchase Money Loan that may be reasonably necessary for Purchaser to produce the financial statements required under Rule 3-14 of regulation S-X of the U.S. securities laws. Subject to Seller’s obligations with respect to its representations and warranties hereunder, Purchaser agrees to indemnify the Seller Parties and hold them harmless from and against any and all Claims arising out of the preparation or use by Purchaser of any such information provided by Seller or Seller’s accountants pursuant to this Section 11.20 (but excluding any Claims arising out of the mere discovery of information by Purchaser).
     Section 11.21. Indemnification Procedures.
     (a) For purposes of this Section 11.21 the term “Asserting Party” shall mean the party against whom a Claim is asserted and who seeks indemnification under this Agreement, and the term “Defending Party” shall mean the party from whom indemnification is sought under this Agreement.
     (b) If a Claim is made against the Asserting Party which the Asserting Party believes to be covered by the Defending Party’s indemnification obligation under this Agreement, the Asserting Party shall promptly notify the Defending Party of the Claim and, in such notice, shall offer to the Defending Party the opportunity to assume the defense of the Claim within ten (10) Business Days after receipt of the notice (with counsel reasonably acceptable to the Asserting Party). If the Defending Party timely elects to assume the defense of the Claim, the Defending Party shall do so on behalf of both the Asserting Party and the Defending Party, unless both the Asserting Party and the Defending Party are named in the same litigation and representation of both of them by the same counsel would be inappropriate.
     (c) If the Defending Party timely elects to assume the defense of the Claim, the Defending Party shall have the right to settle the Claim on any terms it considers reasonable as long as the settlement shall not require the Asserting Party to render any performance or pay any consideration without its consent and provides for an unconditional release from all liability with respect to such Claim of the Asserting Party.
     (d) If the Defending Party fails timely to elect to assume the defense of the Claim, or if the Defending Party timely elects to assume the defense of the Claim but thereafter fails to defend the Claim with diligence and continuity, the Asserting Party shall have the right, after giving prior written notice to the Defending Party, to take over the defense of the Claim and to settle the Claim on any terms it considers reasonable. Any such settlement shall be valid as against the Defending Party.
     (e) If the Defending Party assumes the defense of a Claim, the Asserting Party may employ its own counsel but such employment shall be at the sole expense of the Asserting Party. If the Defending Party assumes the defense of a Claim but the same counsel may not represent both the Asserting Party and the Defending Party, or if the Defending Party fails timely to assume the defense of the Claim or, after having elected to assume the defense fails to defend the Claim with diligence and continuity, the Asserting Party may employ its own counsel and such employment shall be at the sole expense of the Defending Party.

     (f) Whether or not the Defending Party elects to assume the defense of a Claim, the Defending Party shall cooperate with the Asserting Party in the defense of the Claim. If the Defending Party elects to assume the defense of a Claim, the Asserting Party will cooperate with the Defending Party in such defense.
     (g) If the Asserting Party is obligated to pay amounts for which it is entitled to be indemnified hereunder, then Defending Party shall be obligated, unless such amounts shall be reimbursed to the Asserting Party within ten (10) days of demand therefor, to pay interest on such amounts thereafter until paid at a per annum rate equal to 2% above the rate announced as its “prime rate” by Citibank, N.A. (or any successor bank thereto).
     (h) If the Asserting Party is obligated to perform repairs or other work in connection with any Claims for which it is entitled to indemnification hereunder then, except in the case of any emergency situation which involves immediate threat of damage or injury to persons or property (as to which no such notice shall be required to be given until the earliest practicable opportunity), the Asserting Party shall give a written notice to Defending Party setting forth the general nature of such repairs or other work and, if the Defending Party fails to commence or, in the case of the foregoing emergency situation assume the continuation of such repairs or other work within ten (10) days after such written notice or, having commenced such repairs or other work, fails to diligently prosecute such repairs or other work to completion, then such Asserting Party shall be entitled to (and shall at all times) perform such repair or other work in a manner which a reasonable and prudent owner of properties similar to the Property located where such Property is located would cause such work to be performed.
     (i) The provisions of this Section 11.21 shall survive the Closing or termination of this Agreement for so long as and be applicable to any indemnity herein that survives the Closing or termination of this Agreement.
     Section 11.22. Existing Loan.
     Purchaser may elect to assume Seller’s existing mortgage financing with respect to the Real Property. Seller will reasonably cooperate with Purchaser (at no cost to Seller) regarding such efforts. If Purchaser so assumes such financing, then (a) Purchaser shall receive a credit for the principal amount of such loan, interest accrued thereon and unpaid through the Closing Date and any other amounts due and payable, but unpaid, on the Closing Date allocable to such loan and (b) Seller shall receive a credit (and Purchaser shall be debited) for all amounts in reserve and/or impound accounts held by the lender under such financing as of the Closing Date, to the extent that all of Seller’s rights in such amounts are transferred to the Purchaser in connection with such assumption. In connection with any such assumption, prior to Closing Seller shall be presented with evidence reasonably acceptable to Seller that the obligations and liabilities of Seller and any guarantor of such loan shall be discharged and released effective as of the Closing.
     Section 11.23. TAPA. In order for Seller to assign the TAPA to Purchaser, and for Purchaser to assume the obligations thereunder, the TAPA must be amended and such amendment must be executed by the Boston Transportation Department. The Seller and

Purchaser shall reasonably cooperate in connection with the execution and delivery of such an amendment, which shall be in form and substance customary in connection with the assignment of a TAPA, subject to the reasonable approval of Purchaser, Seller and the Boston Transportation Department.
     Section 11.24. New Lender. Seller and CLSB II Assignor (at no cost or liability to Seller, CLSB II Assignor or any Seller Parties) shall reasonably cooperate with Purchaser in Purchaser’s efforts to engage a New Lender in connection with the transactions contemplated herein. The foregoing shall in no regard constitute a financing contingency.
     Section 11.25. Further Assurances. In case at any time after the Closing Date any reasonable further action is necessary to carry out the purposes of this Agreement, including, without limitation, the transfer of the Property to Purchaser and obtaining all customary post-closing consents, Seller and Purchaser will take or cause to be taken such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all without further consideration.
[The balance of this page has intentionally been left blank. Signature pages follow.]

     IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Agreement as of the date first written above.

CLSB II, LLC joins in this agreement solely for the purpose of the CLSB II Assignor Provisions	SELLER: CLSB I, LLC

By: Center for Life Science, LLC, its manager	By: Center for Life Science, LLC, its manager

By: New Blackfan, LLC, its manager	By: New Blackfan, LLC, its manager

By: Lyme Properties, LLC, its manager	By: Lyme Properties, LLC, its manager

By:	/s/ GEORGE LIGHTBODY			By:	/s/ GEORGE LIGHTBODY

	Name:	George Lightbody			Name:	George Lightbody

	Its: Member				Its: Member

	Date: October 20		, 2006		Date: October 20		, 2006

PURCHASER:

BIOMED REALTY, L.P.

By: /s/ ALAN D. GOLD
Name: Alan D. Gold
Title: President and Chief Executive Officer
Date: October 20	, 2006

By: /s/ GARY A. KREITZER
Name: Gary A. Kreitzer
Title: Executive Vice President
Date: October 20	, 2006

BROKER:

Cushman & Wakefield

By: /s/
Name:
Title:

Lyme Properties LLC

By: /s/ GEORGE LIGHTBODY
Name: George Lightbody
Title: Member
RECEIPT BY ESCROW AGENT
     This Agreement, fully executed by both Seller and Purchaser, has been received by the Escrow Agent this ___day of                                         , 200___and by execution hereof, Escrow Agent hereby covenants and agrees to be bound by the terms of this Agreement that are applicable to it.

ESCROW AGENT

By: /s/
Name:
Title:

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